     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1996


                                                       REGISTRATION NO. 33-64995
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               IOMEGA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           --------------------------

               DELAWARE                                86-0385884
    (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
    INCORPORATION OR ORGANIZATION)

                           --------------------------

                     1821 WEST IOMEGA WAY, ROY, UTAH 84067
                                 (801) 778-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           --------------------------

                               LEONARD C. PURKIS
          SENIOR VICE PRESIDENT, FINANCE, AND CHIEF FINANCIAL OFFICER
                               IOMEGA CORPORATION
                              1821 WEST IOMEGA WAY
                        ROY, UTAH 84067  (801) 778-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

       PATRICK J. RONDEAU, ESQ.                    BROOKS STOUGH, ESQ.
        JONATHAN WOLFMAN, ESQ.                   ROBERT G. SPECKER, ESQ.
             HALE AND DORR                      GUNDERSON DETTMER STOUGH
            60 State Street               VILLENEUVE FRANKLIN & HACHIGIAN, LLP
      Boston, Massachusetts 02109                    600 Hansen Way
            (617) 526-6000                     Palo Alto, California 94306
                                                     (415) 843-0500

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            As soon as practicable after the effective date hereof.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                      / /
                   ------------------------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                      / /
                   ------------------------------------------


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MARCH 7, 1996

PROSPECTUS

                                  $40,000,000

                                     [LOGO]
                    % CONVERTIBLE SUBORDINATED NOTES DUE 2001


    The Notes are convertible into Common Stock of the Company at the option of the holder at any time after 60 days following the latest date of original issuance thereof and at or before maturity, unless previously redeemed or
repurchased,  at a  conversion price of  $           per share  (equivalent to a
conversion rate of approximately          shares per $1,000 principal amount  of
Notes), subject to adjustment in certain events. See "Description of Notes--Conversion of Notes." The Notes have been approved for listing on the Nasdaq Stock Market under the symbol IOMGG. The Company's Common Stock is traded on the Nasdaq National Market under the symbol IOMG. On March 6, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.75 per share.



    Interest on the Notes is payable on March 15 and September 15 in each year commencing on September 15, 1996. The Notes are redeemable at any time on or after March 15, 1999, in whole or in part, at the option of the Company, at declining redemption prices set forth herein, together with accrued interest. In the event of a Repurchase Event (as defined), each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at 100% of the principal amount thereof plus accrued and unpaid interest. See "Description of Notes--Optional Redemption by the Company" and "--Repurchase at Option of Holders Upon Repurchase Event." The Notes are unsecured and subordinated to all existing and future Senior Indebtedness (as defined on page 48) of the Company and are effectively subordinated to all existing and future indebtedness and other liabilities of subsidiaries of the Company. At January 28, 1996, (a) the Company had approximately $60.3 million of outstanding indebtedness that would have constituted Senior Indebtedness and (b) subsidiaries of the Company had approximately $18.8 million of outstanding indebtedness and other liabilities (excluding (i) intercompany liabilities, (ii) indebtedness included in Senior Indebtedness because it is guaranteed directly or indirectly by the Company and
(iii) liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles), as to which the Notes would have been effectively subordinated. The Indenture pursuant to which the Notes will be issued contains no limitations on the amount of additional indebtedness, including Senior Indebtedness, which the Company or any of its subsidiaries can create, incur, assume or guaranty. See "Description of Notes -- Subordination of Notes."

                                ----------------
            THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                                 -------------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED  UPON  THE ACCURACY  OR ADEQUACY  OF THIS  PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    PRICE TO        UNDERWRITING      PROCEEDS TO
                                                   PUBLIC (1)       DISCOUNT (2)      COMPANY (3)
Per Note......................................         $                 $                 $
Total (4).....................................         $                 $                 $

(1) Plus accrued interest, if any, from March  , 1996.
(2) See "Underwriting" for indemnification arrangements with the Underwriter.
(3) Before deducting estimated expenses of $650,000 payable by the Company.
(4) The Company has granted to the Underwriter a 30-day option to purchase up to an additional $6,000,000 principal amount of Notes on the terms set forth above solely to cover over-allotments, if any. If all such Notes are purchased, the total Price to Public, Underwriting Discount and Proceeds to
    Company  will  be $          , $         and  $         ,  respectively. See
    "Underwriting."
                                ----------------
    The Notes are offered by the Underwriter, subject to prior sale, receipt and acceptance by it and subject to the right of the Underwriter to reject any order in whole or in part and certain other conditions. It is expected that the Notes
will  be available for delivery on or about              , 1996 at the office of
the agent of Hambrecht & Quist LLC in New York, New York.

                               HAMBRECHT & QUIST

           , 1996

[Picture of Company products]

    Iomega and Bernoulli are registered trademarks of the Company and Zip, Jaz, Ditto and the Iomega logo are trademarks of the Company. All other trademarks used are the property of their respective owners.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OR THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Iomega Corporation designs, manufactures and markets innovative data storage solutions, based on removable-media technology, that help personal computer users "manage their stuff." The Company's data storage solutions include disk drives marketed under the tradenames Zip and Jaz and a family of tape drives marketed under the tradename Ditto. The Company's Zip and Jaz disk drives are designed to provide users with the benefits of high capacity and rapid access generally associated with hard disk drives and the benefits of media removability generally associated with floppy disk drives, including expandable storage capacity and data transportability, management and security. The Company's Ditto tape drives primarily address the market for backup data storage. Iomega's objective is to establish its Zip, Jaz and Ditto products as industry-standard data storage solutions for personal computer users and to capture an increasing share of the overall personal computer data storage market. The Company began shipping Zip drives in March 1995 and Jaz drives in limited quantities in December 1995.

    In recent years, advances in software, including memory-intensive graphical operating systems, integrated suites of word processing, spreadsheet and database applications, and multimedia applications, have dramatically increased the storage needs of personal computer users. In addition, data-intensive, multimedia files are increasingly being made available to personal computer users via on-line services and the Internet. Largely as a result of these trends, personal computer users increasingly need to expand the amount of their available primary storage, which is typically provided by a hard disk drive. Personal computer users are also increasingly seeking a reliable way to transport large files between computers (such as between a work and home computer), to organize and segregate files of different users of the same computer, to secure sensitive files from unauthorized viewing or modification, and to backup data. The Company believes that neither conventional hard disk drives nor floppy disk drives are capable of adequately addressing all of the information storage and management needs of personal computer users.

    The Company believes its recently-introduced Zip, Jaz and Ditto drives address emerging data storage needs and provide customers what they want at affordable price points. Designed as a mass-market product, the Zip drive is an affordable storage device for hard drive expansion, data transportability, management and security and data backup. The Zip drive uses 100-megabyte ("MB") disks to provide 70 times the capacity of traditional floppy disks. The external model of the Zip drive is generally sold by retailers for under $200 and the 100-MB disks are typically sold for under $15 per disk in ten-packs. The Jaz
drive,  which  features  1-gigabyte  ("GB")  removable  disks  and   performance
specifications comparable to most current hard disk drives, is designed to address the high-performance needs of personal computer users in three areas: multimedia applications (audio, video and graphics), personal data management and hard drive upgrade. The external model of the Jaz drive is expected to be sold by retailers for approximately $599, while the internal version is expected to be sold by retailers for approximately $499. Each 1-GB Jaz disk is expected to sell for approximately $99 in five-packs. The Company's Ditto family of tape drives addresses the need of personal computer users for an easy-to-use, dependable backup solution. The Company offers internal and external Ditto tape drives based on leading industry standards ranging in capacity from 420 MBs to
3.2 GBs (using data compression).

    The Company believes that broadening the distribution of its products through strategic alliances with a variety of companies within the computer industry is a crucial element in the Company's objective of establishing its products as industry standards. The Company has OEM arrangements with personal computer manufacturers such as Micron Electronics and Power Computing for the incorporation of Zip, Jaz or Ditto drives into their computers, and is seeking to establish additional OEM relationships. The Company has also entered into private or co-branding arrangements with several companies, including Maxell, Seiko Epson, Fuji and Reveal Computer Products, which are selling private or co-branded versions of Zip drives and disks. In addition, the Company's products are sold by most of the leading retailers of computer products in the United States, including Best Buy, Circuit City, CompUSA, Computer City, Electronics Boutique and PC Warehouse.

    During 1994 and 1995, the Company's new management led the Company through a significant restructuring and repositioned the Company as a customer-driven vendor to the broad personal computer market. The Company's development and introduction of its new products over the last 18 months was facilitated by the experience in removable-media storage technology developed by the Company in connection with its Bernoulli disk drives, which were first introduced in 1982 and won numerous awards for design and performance.

                                  THE OFFERING


Securities Offered................  $40,000,000 aggregate principal amount of  % Convertible
                                    Subordinated Notes due  2001 (the "Notes")  ($46,000,000
                                    if  the Underwriter's over-allotment option is exercised
                                    in full).
Interest..........................  Interest  is  payable  semiannually  on  March  15   and
                                    September 15 of each year at   % per annum commencing on
                                    September 15, 1996. See "Description of Notes--General."
Maturity..........................  March 15, 2001.
Conversion Rights.................  The  Notes  are  convertible into  Common  Stock  of the
                                    Company at the option of the holder at any time after 60
                                    days following  the  latest date  of  original  issuance
                                    thereof  and  at or  before maturity,  unless previously
                                    redeemed  or  repurchased,  at  a  conversion  price  of
                                    $          per share (equivalent to a conversion rate of
                                    approximately         shares per $1,000 principal amount
                                    of Notes), subject to adjustment in certain events.  See
                                    "Description of Notes--Conversion of Notes."
Redemption at Option of Company...  The  Notes are redeemable at any  time on or after March
                                    15, 1999, in  whole or  in part,  at the  option of  the
                                    Company,   at  declining  redemption  prices  set  forth
                                    herein, together with accrued  interest, if any, to  the
                                    redemption  date.  See  "Description  of Notes--Optional
                                    Redemption by the Company."
Repurchase at Option of Holders
 Upon Repurchase Event............  In the event any  Repurchase Event (as defined)  occurs,
                                    each   holder  of  Notes  may  require  the  Company  to
                                    repurchase all or  any part  of such  holder's Notes  at
                                    100%  of  the  principal  amount  thereof  plus  accrued
                                    interest to  the repurchase  date. See  "Description  of
                                    Notes--Repurchase  at Option of  Holders Upon Repurchase
                                    Event."
Subordination.....................  The Notes are unsecured and subordinated to all existing and future  Senior  Indebtedness (as  defined)  and  are
                                    effectively  subordinated  to  all  existing  and future
                                    indebtedness and  other liabilities  of subsidiaries  of
                                    the  Company. At January  28, 1996, (a)  the Company had
                                    approximately $60.3 million of outstanding  indebtedness
                                    that  would have constituted Senior Indebtedness and (b)
                                    subsidiaries of  the  Company  had  approximately  $18.8
                                    million    of   outstanding   indebtedness   and   other
                                    liabilities  (excluding  (i)  intercompany  liabilities,
                                    (ii)   indebtedness  included   in  Senior  Indebtedness
                                    because it is guaranteed  directly or indirectly by  the
                                    Company  and (iii) liabilities of a type not required to
                                    be reflected on the  balance sheet of such  subsidiaries
                                    in   accordance   with  generally   accepted  accounting
                                    principles), as  to  which  the Notes  would  have  been
                                    effectively  subordinated. The Company  intends to use a
                                    portion of the net proceeds of this offering to repay  a
                                    portion  of the amounts outstanding  under its bank loan
                                    agreements,   which   constitute   Senior   Indebtedness
                                    (although  it may subsequently borrow additional amounts
                                    under such loan agreements). See "Use of Proceeds."  The
                                    Indenture  contains no limitations  on the incurrence of
                                    additional indebtedness  or  other  obligations  by  the
                                    Company   and  its  subsidiaries.  See  "Description  of
                                    Notes--Subordination of Notes."
Use of Proceeds...................  Working capital  needs and  general corporate  purposes, including  the  repayment of  a  portion of  the amounts
                                    outstanding under  the Company's  bank loan  agreements.
                                    See "Use of Proceeds."
Trading Market....................  The  Notes have been approved  for listing on the Nasdaq
                                    Stock Market  under  the  symbol  IOMGG.  The  Company's
                                    Common  Stock is  traded on  the Nasdaq  National Market
                                    under the symbol IOMG.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1994        1995
                                                                                ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
  Sales.......................................................................  $  147,123  $  141,380  $  326,225
  Cost of sales...............................................................      92,585      92,453     235,838
  Gross margin................................................................      54,538      48,927      90,387
  Restructuring costs (reversal)..............................................      14,131      (2,491)     --
  Operating income (loss).....................................................     (17,427)       (882)     13,622
  Net income (loss)...........................................................     (14,525)     (1,882)      8,503
  Net income (loss) per common share (1)......................................  $    (0.27) $    (0.03) $     0.14
  Weighted average common shares outstanding (1)..............................      54,318      55,419      60,180
  Ratio of earnings to fixed charges (2)......................................           -         1.0         6.0

                                                                                            DECEMBER 31, 1995
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                        ----------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................................  $    1,023   $     38,373
  Working capital.....................................................................      12,623         49,973
  Total assets........................................................................     266,227        303,577
  Stockholders' equity................................................................      62,686         62,686

------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of net income (loss) before provision for income taxes and cumulative effect of accounting change, plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rental expense. For 1993, earnings were insufficient to cover fixed charges by $16.7 million.

(3) Adjusted to reflect the sale of the Notes offered hereby, after deducting the estimated underwriting discount and offering expenses.
                            ------------------------

    EXCEPT AS OTHERWISE NOTED, (I) ALL SHARE AND PER SHARE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO THE FIVE-FOR-FOUR STOCK SPLIT (EFFECTED AS A 25% STOCK DIVIDEND) THAT OCCURRED IN NOVEMBER 1994 AND THE THREE-FOR-ONE STOCK SPLIT (EFFECTED AS A 200% STOCK DIVIDEND) THAT OCCURRED IN JANUARY 1996 AND (II) THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE NOTES OFFERED HEREBY.

    SHORTAGES OF CRITICAL COMPONENTS; ABSENCE OF SUPPLY CONTRACTS; DEPENDENCE ON SUPPLIERS. Many components incorporated in, or used in the manufacture of, the Company's products are currently only available from sole source suppliers. Moreover, the Company has experienced difficulty in the past, is currently experiencing difficulty and expects to continue to experience difficulty in the future, in obtaining a sufficient supply of many key components. For example, many of the integrated circuits used in the Company's Zip and Jaz drives are currently available only from sole source suppliers. The Company has been unable to obtain a sufficient supply of certain of these integrated circuits due to industry-wide shortages. In addition, the Company has been advised by certain sole source suppliers, including the manufacturers of critical integrated circuits for Zip and Jaz, that they do not anticipate being able to fully satisfy the Company's demand for components during 1996. These component shortages have limited the Company's ability to produce sufficient Zip drives to meet market demand and have limited the Company's ability to implement certain cost reduction and productivity improvement plans, and the Company expects that the shortage of components may limit production of Zip and Jaz products for the foreseeable future. The Company also experienced difficulty during 1995 in obtaining a sufficient supply of the servowriting equipment used in the manufacture of Zip disks. Such equipment shortages in 1995 limited the Company's production of Zip disks, and there can be no assurance that similar equipment shortages will not occur in the future.

    The Company purchases all of its sole and limited source components and equipment pursuant to purchase orders placed from time to time and has no guaranteed supply arrangements. The inability to obtain sufficient components and equipment, to obtain or develop alternative sources of supply at competitive prices and quality, or to avoid manufacturing delays could prevent the Company from producing sufficient quantities of its products to satisfy market demand, result in delays in product shipments, increase the Company's material or manufacturing costs or cause an imbalance in the inventory level of certain components. Moreover, difficulties in obtaining sufficient components may cause the Company to modify the design of its products to use a more readily available component, and such design modifications may result in product performance problems. Any or all of these problems could in turn result in the loss of customers, provide an opportunity for competing products to achieve market acceptance and otherwise adversely affect the Company's business and financial results. See "Business--Manufacturing."

    RECENT INTRODUCTION OF ZIP AND JAZ; UNCERTAINTY OF MARKET ACCEPTANCE. Zip products accounted for a substantial majority of the Company's sales in 1995 and the Company expects that sales of Zip and Jaz products will account for a substantial majority of the Company's sales in 1996. The Company's Zip products commenced commercial shipment in March 1995. Although sales of Zip products were the primary reason for the Company's revenue growth during 1995, such sales may be attributable in large part to the novelty of the product and the initial publicity surrounding the introduction of Zip, and may not be indicative of the long-term demand for the product. In an effort to improve performance and reduce costs, the Company continues to refine the product design for Zip, which could result in shipment delays or performance problems. As a result of the Zip drive's recent introduction and on-going supply shortages, it is difficult to accurately assess the ultimate market acceptance of Zip because of uncertainty concerning the size and characteristics of the market for Zip, the extent of the market demand for Zip and the competition that Zip will confront. Accordingly, investors should not assume that the sales growth experienced by the Company in 1995 is an indication of future sales.

    The Company began shipping Jaz drives and disks in limited quantities in December 1995. As is the case with Zip, the Company cannot yet accurately assess the market acceptance Jaz will achieve due to uncertainties regarding the market for Jaz and the competition it will confront. Moreover, the Company is continuing to refine the product design for Jaz, which has not yet begun to ship in volume, and there can be no assurance that the Company will not experience problems or delays as it begins to manufacture and ship Jaz products in volume. In addition, the Jaz drive incorporates hard disk technology that has not previously been used in any other removable-media cartridge drives with similar performance characteristics, and there can be no assurance that

Jaz will perform as the Company expects or attain the lifespan the Company anticipates. For the foregoing reasons, and because of differences in their price and target markets, investors should not assume that Jaz will receive the initial market acceptance that Zip has experienced.

    In addition, the market acceptance Zip and Jaz will achieve is difficult to assess because their product features are fundamentally different from the most popular data storage devices today (hard disk drives, floppy disk drives and CD-ROM drives). No new type of read/writable data storage device has achieved widespread market acceptance in recent years, and there can be no assurance that Zip and Jaz will achieve widespread market acceptance. Moreover, the two formats of removable-media storage which have gained widespread market acceptance to date--floppy disk drives and CD-ROM drives--are both used by software manufacturers as a means of software distribution. The Company's products are not intended for use in software distribution, and the Company does not expect that its products will be so used. The market acceptance of Zip and Jaz will also depend upon a number of other factors, including the ability of the Company to produce a sufficient supply of Zip and Jaz products (see "Risk Factors--Shortages of Critical Components; Absence of Supply Contracts; Dependence on Suppliers" and "--Reliance on Non-Binding Contract Manufacturing Relationships"), the price, performance and other characteristics of competing solutions introduced by other vendors and the timing of such product introductions (see "Risk Factors--Competition") and the success of the Company in establishing OEM arrangements for Zip and Jaz with leading personal computer manufacturers (see "Risk Factors-- Dependence on Non-Binding Strategic Marketing Alliances; Need to Establish Additional Alliances"). The failure of Zip or Jaz to achieve widespread commercial acceptance would have a material adverse effect on the Company's business.

    RISKS ASSOCIATED WITH GROWTH OF BUSINESS. The Company's business has grown significantly in the past year, with sales increasing from $38.5 million in the fourth quarter of 1994 to $148.8 million in the fourth quarter of 1995. Moreover, the Company has significantly restructured its business over the past two years, introducing the Zip drive in March 1995, the Jaz drive in December 1995 and several new Ditto products during 1995. Products introduced since January 1, 1995 now generate the substantial majority of the Company's sales. The growth and restructuring of the Company's business has placed significant demands on the systems and management of the Company. For example, throughout 1995, demand for the Company's products, particularly its Zip disk drives, exceeded the Company's manufacturing capacity. In addition, this business growth and restructuring have resulted in additional personnel needs and an increased level of responsibility for management personnel. To manage its growth effectively, the Company will be required to continue to expand and improve its internal operations and systems (including manufacturing, logistics, product development, management information systems and sales and marketing) and to expand and manage its employee base. The Company has recently added or expects to add several key managers, including a new Senior Vice President, Operations, and there can be no assurance as to the rate at which these managers will be effectively assimilated into the Company's business or operate effectively as a management team. The Company will also be required to effectively expand and manage the independent contractors which the Company intends to use to manufacture a majority of its products in the future. The Company's inability to manage growth effectively could have a material adverse effect on the Company's operating results. See "Selected Consolidated Financial Data," "Business--Employees" and "Management."

    DECLINE IN LIQUIDITY; FUTURE CAPITAL NEEDS. The Company had cash and cash equivalents of $1 million as of December 31, 1995 and $4.5 million as of January 28, 1996. During 1995, the Company used $27.0 million in operating activities and an additional $45.2 million in the purchase of equipment and leasehold improvements. Also during 1995, the Company experienced substantial increases in its accounts receivable and inventories. Increases in these working capital components have resulted in a significant decline in the Company's liquidity. The Company expects the proceeds of this offering, together with current sources of financing available to the Company, will be sufficient to fund the Company's operations through at least June 30, 1996. Thereafter, the Company expects to require additional funds to finance its operations. The precise amount and timing of the Company's funding needs cannot be determined at this time, and will depend upon a number of factors, including the market demand for the Company's products, the availability of critical components, the Company's strategic alliances for the manufacture of its products, the progress of the Company's product development efforts, the Company's inventory management, the Company's management of its cash and accounts payable, and the Company's ability to refinance its bank debt, a significant portion of which matures in mid-1996. There can be no assurance that funds required by the Company in the future will be available on terms satisfactory to the Company. The inability to obtain needed funding on satisfactory terms may require the Company to reduce planned capital expenditures, to reduce planned levels of advertising and promotion, to scale back its manufacturing or other operations or to enter into financing arrangements on terms which it would not otherwise accept and would have a material adverse effect on the Company's business and financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


    RECENT OPERATING LOSSES; QUARTERLY FLUCTUATIONS IN OPERATING RESULTS; RISK OF FAILURE TO SATISFY MARKET EXPECTATIONS. The Company incurred net losses in 1993 and 1994, as well as in the first two quarters of 1995. Although the Company was profitable for 1995 as a whole, there can be no assurance it will be able to remain profitable in the future. The Company has experienced and may experience in the future significant fluctuations in its quarterly operating results. Factors such as price reductions, the introduction and market acceptance of new products, product returns, the availability of critical components, the lower gross margins associated with the Company's newly introduced products, seasonality and the condition of retail markets could contribute to this variability. For example, as is common in the industry, it is likely that the Company will reduce the prices of certain of its products in the future. Moreover, the Company's expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in the Company's net income. As a result of these and other factors, it is likely that in some future period the Company's operating results will be below the expectations of investors, which would be likely to result in a significant reduction in the market price of the Common Stock. In light of the Company's revenue growth in 1995 and the change in the nature of its business over the past year, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. The Company believes that its 1996 operating results are subject to a wide range of possible outcomes because they will be heavily dependent on recently introduced products and subject to a number of uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company's recently introduced Ditto, Zip and Jaz products are targeted primarily to the retail consumer market. This market is generally seasonal, with a substantial portion of total sales typically occurring in the fourth quarter. In addition, some retailers have been experiencing sales decreases and certain analysts have predicted continued softening of this market. Accordingly, in light of the seasonal nature and general uncertainty of the consumer market, investors should not assume fourth quarter of 1995 revenues are necessarily indicative of the revenues to be expected in any future quarter.

    TECHNOLOGICAL CHANGE AND NEW PRODUCTS. The Company operates in an industry that is subject to both rapid technological change and rapid change in consumer demands. For example, over the last 10 years the typical hard disk drive included in a new personal computer has increased in capacity from approximately 40 MBs to over 1 GB, while the price of a hard disk drive has remained constant or even decreased. The Company's future success will depend in significant part on its ability to continually develop and introduce, in a timely manner, new removable-media disk drives and tape products with improved features, and to develop and manufacture those new products within a cost structure that enables the Company to sell such products at lower prices than those of comparable products today. There can be no assurance that the Company will be successful in developing, manufacturing and marketing new and enhanced products that meet both the performance and price demands of the data storage market. See "Business--Product Development."

    DEPENDENCE ON NON-BINDING STRATEGIC MARKETING ALLIANCES; NEED TO ESTABLISH ADDITIONAL ALLIANCES. The Company's business strategy depends in significant part on establishing successful strategic alliances with a variety of key companies within the computer industry. Among the types of alliances contemplated by the Company's business strategy are: OEM arrangements with personal computer manufacturers that will include Zip, Jaz and Ditto products as a standard feature or factory-installed option in their personal computers; reseller arrangements (including private and co-branding arrangements) with major vendors of computer products covering the resale of the Company's products by such companies; and licensing arrangements under which the Company grants certain computer manufacturers on a royalty-bearing basis the right to manufacture and sell

Zip, Jaz and Ditto drives or media. The Company is a party to several such strategic alliances, is currently in the process of negotiating additional strategic alliances, and expects to continue to establish strategic alliances of this nature in the future. Most of the strategic alliances to which the Company is now a party have been established only recently, and there can be no assurance that such relationships will produce the benefits anticipated by the Company. Moreover, the Company believes that establishing additional strategic alliances (especially OEM arrangements) is critical to the success of its business, and there can be no assurance that the Company will be successful in doing so. In addition, the Company's strategic alliances are generally not covered by binding contracts and may be subject to unilateral termination by the Company's strategic partners, and also may require the Company to share control over its manufacturing and marketing programs and technologies. See "Business--Company Strategy--Broadening Distribution Through Strategic Alliances," "Business--Marketing and Sales."

    RELIANCE ON NON-BINDING CONTRACT MANUFACTURING RELATIONSHIPS. The Company plans to use independent parties to manufacture for the Company, on a contract basis, a majority of the Company's products in the future. The Company currently has manufacturing relationships with Seiko Epson (Zip drives), MegaMedia Computer (Zip disks), Sequel (Jaz drives) and First Engineering Plastics (Ditto drives). There can be no assurance that the Company will be successful in maintaining such relationships or in establishing additional relationships in the future, or in managing such manufacturing relationships. The Company's manufacturing relationships are generally not covered by binding contracts and may be subject to unilateral termination by the Company's manufacturing partners. In addition, there can be no assurance that third-party manufacturers will be able to meet the Company's quantity or quality requirements for
manufactured  products.  Moreover,  the  Company   may  grant  certain  of   its
third-party manufacturers, among others, the right to sell significant quantities of the Zip and Jaz drives they produce for their own account, thereby potentially reducing the supply of such drives to the Company and increasing competition. See "Business--Manufacturing."

    COMPETITION. The data storage industry is highly competitive. The Company believes that its Zip and Jaz products compete most directly with other removable-media data storage devices, such as magnetic cartridge disk drives offered by Syquest Technology, optical disk drives and "floptical" disk drives. Although the Company believes that its Zip and Jaz products offer price, performance or usability advantages over the other removable-media storage devices available today, the Company believes that the price, performance and usability levels of existing removable-media products will improve and that other companies will introduce new removable-media storage devices. Accordingly, the Company believes its Zip and Jaz products will face increasingly intense competition. In particular, a consortium comprised of Compaq Computer, 3M and MKE has announced the Floptical 120, a high-capacity floptical drive that is compatible with conventional floppy disks. In addition, both Mitsumi and Swan Instruments are expected to introduce high-capacity, removable-media disk drives in 1996 that would also directly compete with Zip and Jaz. In addition, to the extent that Zip and Jaz drives are used for incremental primary storage capacity, they also compete with conventional hard disk drives. Also, the leading suppliers of conventional hard disk drives could at any time determine to enter the removable-media storage market.

    As new and competing removable-media storage solutions are introduced, it is possible that any such solution that achieves a significant market presence or establishes a number of significant OEM relationships will emerge as an industry standard and achieve a dominant market position. If such is the case, there can be no assurance that the Company's products would achieve significant market acceptance, particularly given the Company's size and market position vis-a-vis other competitors. See "Risk Factors--Recent Introduction of Zip and Jaz; Uncertainty of Market Acceptance."

    The Company's Ditto products compete with tape drives from companies such as Conner Peripherals, Inc. and Colorado Memory Systems, a division of Hewlett-Packard Company, as well as vendors of other backup storage devices. The Company may also compete in both the removable disk drive and the tape market with licensees of the Company's products. Many of the Company's current and potential competitors have significantly greater financial, manufacturing and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect the Company's operating results. See "Business--Competition."

    DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's success is heavily dependent upon the establishment and maintenance of proprietary technologies. The Company relies on a combination of patent, copyright and trade secret law to protect the technology in its Zip, Jaz and Ditto products. Although the Company has filed over 40 U.S. and foreign patent applications relating to its Zip and Jaz drives and disks, the majority of such applications were filed in late 1994 or 1995 and are at relatively early stages in the review process, no such patents have as yet been issued and there can be no assurance that they will issue in the future. For example, if some or all of the pending Zip and Jaz patents are not granted, the Company may not be able to legally prevent others from copying the technology incorporated in the Zip and Jaz drives and disks or from producing and selling compatible products which compete with the Company's products. If another party were to succeed in producing and selling Zip- or Jaz-compatible disks, the Company's sales would be materially adversely affected. Moreover, because the Company's Zip and Jaz disks have significantly higher gross margins than the Zip and Jaz drives, the Company's net income would be disproportionately affected by any such sales shortfall. In addition, there can be no assurance that the steps taken by the Company to protect its technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to independently develop similar technology.

    From time to time the Company receives notices alleging that the Company's products infringe third party proprietary rights. The Company, however, is not currently aware of any threatened or pending legal challenge to the technology which is incorporated in its products which it expects to have a material adverse effect on its business or financial results. Patent and similar litigation frequently is complex and expensive and its outcome can be difficult to predict. There can be no assurance that the Company will prevail in any proceedings that may be commenced against the Company. In addition, certain technology used in the Company's products is licensed from third parties, including the backup software included with the Company's Ditto products and certain patent rights relating to Zip. The Company is in the process of negotiating a definitive license agreement for the Ditto backup software and, although it has entered into a letter agreement regarding the Zip patent rights, is in the process of negotiating a more detailed license agreement for the Zip patent rights. The failure to execute definitive agreements or the termination of any such license arrangements could have a material adverse effect on the Company's business and financial results. See "Business--Proprietary Rights."

    INTERNATIONAL OPERATIONS. International sales generated a significant portion of the Company's sales in 1994 and 1995 and the Company expects international sales to continue to comprise a significant percentage of its total sales in the future. The international portion of the Company's business is subject to a number of inherent risks, including difficulties in building and managing foreign operations and foreign reseller networks, the differing product needs of foreign customers, fluctuations in the value of foreign currencies, import/export duties and quotas, and unexpected regulatory, economic or political changes in foreign markets. In addition, the Company relies on foreign companies for the supply of certain critical components and is increasingly relying on foreign companies for the manufacture of certain of its products, and these relationships may be subject to some of the same risks affecting its international sales. There can be no assurance that these factors will not adversely affect the Company's international sales or its overall financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Marketing and Sales" and "--Manufacturing."

    The Company's international sales are predominantly denominated in foreign currencies. Accordingly, a decrease in the value of foreign currencies relative to the U.S. dollar could result in a significant decrease in U.S. dollar revenues received by the Company for its international sales. Due to the number of currencies involved in the Company's international sales and the volatility of foreign currency exchange rates, the Company cannot predict the effect of exchange rate fluctuations on future operating results. The Company enters into forward exchange contracts to sell foreign currencies as a means of hedging its currency translation exposure. In 1995, the Company recorded a net foreign currency loss of $1.2 million in connection with the remeasurement to market value of certain foreign currency contracts, which were purchased with the intent of hedging operating cash flows. The majority of the loss was incurred in the first quarter of 1995 as a result of the U.S. dollar weakening against European currencies hedged by forward currency contracts in place at that time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Consolidated Financial Statements.

    CERTAIN MARKETING AND SALES RISKS. As is common practice in its industry, the Company's arrangements with its customers generally allow customers, in the event of a price decrease, credit equal to the difference between the price originally paid and the new decreased price on units in the customers' inventories on the date of the price decrease. When a price decrease is anticipated, the Company establishes reserves for amounts estimated to be reimbursed to qualifying customers. There can be no assurance that these reserves will be sufficient or that any future returns or price protection charges will not have a material adverse effect on the Company's results of operations, particularly because future results will be heavily dependent on recently introduced products for which the Company has little or no operating history. In addition, customers generally have the right to return excess inventory within specified time periods. As a result, any build up of inventory in the Company's distribution channels that does not sell through to end users could result in product returns that have a material adverse effect on the Company's operating results and financial condition.

    The Company markets its products primarily through computer product distributors and retailers. Distribution channels for personal computers and accessories have been characterized by rapid change, including consolidation and financial difficulties of distributors. The loss or ineffectiveness of any of the Company's major distributors could have a material adverse effect on the Company's results of operations. In addition, since the Company grants credit to its customers, a substantial portion of outstanding accounts receivable are due from computer product distributors and certain large retailers. At December 31, 1995, the customers with the ten highest outstanding accounts receivable balances totaled $47.1 million or 43% of gross accounts receivable, with one customer accounting for $15.2 million, or 14% of gross accounts receivable. If any one or a group of these customers' receivable balances should be deemed uncollectible, it would have a material adverse effect on the Company's results of operations and financial condition. See "Business--Marketing and Sales--Marketing."

    SIGNIFICANT UNALLOCATED NET PROCEEDS. The Company has not yet quantified the amount of the net proceeds of this offering that will be used for the various purposes described under "Use of Proceeds." The exact uses of the net proceeds, and the amount allocated for each use, will be subject to the discretion of management. See "Use of Proceeds."

    DEPENDENCE ON KEY PERSONNEL. The Company's success will depend in large part upon the services of a number of key employees, including Kim B. Edwards, its President and Chief Executive Officer. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company's success will also depend in significant part upon its ability to attract and retain highly-skilled management and other personnel. Competition for such personnel in the computer industry is intense, and the Company has from time to time experienced difficulty in finding sufficient numbers of qualified professional and production personnel in the greater Salt Lake City area. There can be no assurance that the Company will be successful in attracting and retaining the quantity and quality of personnel that it needs. See "Business-- Employees" and "Management."

    MARKET VOLATILITY. There has been significant volatility in the market price of securities of technology-based companies similar in size to the Company. Factors such as announcements of new products by the Company or its competitors, variations in the Company's quarterly operating results, or general economic or stock market conditions unrelated to the Company's operating performance may have a significant impact on the market price of the Common Stock and the Notes. In addition, the Company believes that electronic bulletin board postings regarding the Company on America Online and other similar services, certain of which have in the past contained false information about Company developments, including quotes falsely attributed to executive officers of the Company, have in the past and may in the future contribute to volatility in the market price of the Common Stock and the Notes. Any information concerning the Company, including without limitation projections of future operating results, appearing in such on-line bulletin boards or otherwise emanating from a source other than the Company should not be relied upon as having been supplied or endorsed by the Company. See "Price Range of Common Stock and Dividend Policy."

    ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND SHAREHOLDER RIGHTS PLAN. The Company's Certificate of Incorporation and By-Laws contain provisions permitting the Board of Directors to issue Preferred Stock with rights senior to the Common Stock, limiting the right of stockholders to act by written consent and requiring that special meetings of stockholders be called only by the Board of Directors or the

President. In addition, the Company has a Shareholder Rights Plan that may make certain proposed acquisitions of the Company prohibitively expensive. These charter and By-Law provisions and the Shareholder Rights Plan could make it more difficult for a stockholder to effect certain actions and make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. As a result, they could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock--Preferred Stock", "--Rights Plan" and "--Delaware Law and Certain Charter and By-Law Provisions."


    SUBORDINATION OF NOTES. The Notes will be unsecured and subordinated obligations of the Company and will be subordinated in right of payment in full of all Senior Indebtedness (as defined). The Notes will also be effectively subordinated to all indebtedness and other liabilities of the subsidiaries of the Company. At January 28, 1996, the Company had approximately $60.3 million of outstanding indebtedness that would have constituted Senior Indebtedness. In addition, at January 28, 1996, subsidiaries of the Company had outstanding an aggregate of approximately $18.8 million of indebtedness and other liabilities to which the Notes would have been effectively subordinated. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company or any of its subsidiaries can create, incur, assume or guaranty. The Company anticipates that from time to time it and its subsidiaries will incur additional indebtedness, including Senior Indebtedness. No payment on account or principal, premium, if any, or interest on, or redemption or repurchase of, the Notes may be made by the Company if there is a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) with respect to any Senior Indebtedness or if any other event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof shall have occurred and shall not have been cured or waived. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, all principal, premium, if any, and interest due on all Senior Indebtedness must be paid in full before the holders of the Notes are entitled to receive any payment. Moreover, the cash flow and consequent ability of the Company to service debt, including the Notes, is partially dependent upon the earnings from the Company's subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those subsidiaries to the Company. The subsidiaries have no obligation to pay any amounts due pursuant to the Notes (which are obligations exclusively of the Company), and their payment of dividends or distributions and making of loans or other payments to the Company could be subject to statutory or contractual restrictions, could be contingent upon the subsidiaries' earnings and are subject to various business considerations. See "Description of Notes--Subordination of Notes."


    LIMITATION ON REPURCHASE OF NOTES. Upon the occurrence of a Repurchase Event (as defined), each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. In addition, the occurrence of certain Repurchase Events would constitute an event of default under certain of the Company's current debt agreements, and the Company's repurchase of Notes as a result of the occurrence of a Repurchase Event may be prohibited or limited by, or create an event of default under, the terms of future agreements relating to borrowings of the Company, including agreements relating to Senior Indebtedness. In the event a Repurchase Event occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a further default under certain of the Company's existing debt agreements and may constitute a default under the terms of other indebtedness that the Company may incur from time to time. In such circumstances, the subordination provisions in the Indenture would prohibit payments to the holders of Notes. See "Description of Notes--Repurchase at Option of Holders Upon Repurchase Event."

                                  THE COMPANY

    Iomega Corporation was incorporated in Delaware in 1980. The Company's principal executive offices are located at 1821 West Iomega Way, Roy, Utah 84067, and its telephone number is (801) 778-1000. As used in this Prospectus, the terms the "Company" and "Iomega" refer to Iomega Corporation and its wholly owned subsidiaries, unless the context otherwise requires.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be approximately $37,350,000 (approximately $43,050,000 if the Underwriter's over-allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses.

    The Company intends to use the net proceeds primarily for working capital needs and general corporate purposes, including the repayment of a portion of the amounts outstanding under its bank loan agreements. In particular, the net proceeds may be used to expand manufacturing capacity, fund sales and marketing and research and development activities, purchase capital equipment, and finance increases in accounts receivable and inventory that may result from continued growth in the Company's business. The amounts actually expended by the Company for these purposes will vary significantly depending upon a number of factors, including the market demand for the Company's products, the availability of critical components, the Company's strategic alliances for the manufacture of its products, the progress of the Company's product development efforts and the Company's inventory management. The Company does not believe it can at this time accurately estimate the amounts to be used for each purpose. See "Risk Factors--Significant Unallocated Net Proceeds."

    Under its loan agreement with Wells Fargo Bank, N.A. ("Wells Fargo"), the Company has outstanding revolving loans, which bear interest at the bank's prime rate plus 1% and become due and payable on June 30, 1996, and term loans, which bear interest at the bank's prime rate plus 1.25% and become due and payable on June 30, 1996. As of January 28, 1996, borrowings under this loan agreement were $43.7 million, consisting of $40.2 million under the revolving credit facility and $3.5 million under the term loan facility. As of January 28, 1996, there was $10.7 million of borrowings outstanding under the loan agreement between a foreign subsidiary of the Company and a German commercial bank at interest rates ranging from 7.75% to 15.00%. The agreement expires on November 30, 1996. In January 1996, the Company entered into a $6 million revolving credit facility with First Security Bank of Utah, N.A., all of which was outstanding at January 28, 1996. The line matures on April 12, 1996 and bears interest at the bank's prime rate plus 2%. Amounts borrowed under these loan agreements have been used for working capital purposes and purchases of capital equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes 5 and 13 of Notes to Consolidated Financial Statements for a further description of the Company's loan agreements.


    The Company may also use a portion of the net proceeds to make one or more acquisitions of businesses, products or technologies which enhance or broaden the Company's current product offerings. However, except as described below, the Company has no specific agreements or commitments and is not currently engaged in any negotiations for any such acquisition. The Company is currently engaged in negotiations for two technology acquisitions for a total purchase price (to be paid over two years) of less than $2,500,000, which the Company does not consider material to its business or financial condition.


    Pending the uses described above, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol IOMG. The following table sets forth for the periods indicated the high and low sales prices per share of the Common Stock as reported on the Nasdaq National Market.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
1994
-----------------------------------------------------------------------------------------------
First Quarter..................................................................................  $    0.83  $    0.60
Second Quarter.................................................................................  $    0.70  $    0.53
Third Quarter..................................................................................  $    1.07  $    0.70
Fourth Quarter.................................................................................  $    1.50  $    0.77

1995
-----------------------------------------------------------------------------------------------
First Quarter..................................................................................  $    2.61  $    1.08
Second Quarter.................................................................................  $    8.71  $    2.33
Third Quarter..................................................................................  $   10.00  $    6.79
Fourth Quarter.................................................................................  $   17.92  $    5.50
1996
-----------------------------------------------------------------------------------------------
First Quarter (through March 6, 1996)..........................................................  $   20.00  $   11.42


    The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. The Company's loan agreements prohibit the payment of dividends without the prior written consent of the banks.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1995 and as adjusted to give effect to the sale by the Company of the Notes offered hereby, after deducting the estimated underwriting discount and offering expenses.

                                                                                              DECEMBER 31, 1995
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
 % Convertible Subordinated Notes due 2001................................................  $      --   $  40,000
Stockholders' equity:
  Preferred Stock, $.01 par value;
   4,750,000 shares authorized; no
   shares outstanding.....................................................................         --          --
  Series C Junior Participating Preferred
   Stock, $.01 par value; 250,000 shares
   authorized; no shares outstanding......................................................         --          --
  Common Stock, $.03 1/3 par value;
   150,000,000 shares authorized; 58,819,335
   shares outstanding (1).................................................................      1,960       1,960
  Additional paid-in capital..............................................................     51,473      51,473
  Retained earnings.......................................................................      9,253       9,253
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     62,686      62,686
                                                                                            ---------  -----------
    Total capitalization..................................................................  $  62,686   $ 102,686
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------
(1) Number of authorized shares gives effect to an amendment to the Certificate of Incorporation in January 1996 increasing the number of authorized shares of Common Stock from 30,000,000 to 150,000,000. Numbers of outstanding shares give effect to the 3-for-1 stock split (effected as a 200% stock dividend) in January 1996, and excludes (i) an aggregate of 6,206,977 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding as of December 31, 1995 with a weighted average exercise price
    of  $1.67 per share, and (ii) an  aggregate of          shares issuable upon
    conversion of the Notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data of the Company for and as of the years ended December 31, 1991, 1992, 1993, 1994 and 1995. These selected consolidated financial data have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports. These data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                               YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1991       1992       1993       1994       1995
                                                                ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales.........................................................  $ 136,566  $ 139,174  $ 147,123  $ 141,380  $ 326,225
  Cost of sales...............................................     68,404     74,090     92,585     92,453    235,838
                                                                ---------  ---------  ---------  ---------  ---------
    Gross margin..............................................     68,162     65,084     54,538     48,927     90,387
Operating expenses:
  Selling, general and administrative.........................     34,323     37,572     38,862     36,862     57,189
  Research and development....................................     17,939     21,959     18,972     15,438     19,576
  Restructuring costs (reversal)..............................     --         --         14,131     (2,491)    --
                                                                ---------  ---------  ---------  ---------  ---------
    Total operating expenses..................................     52,262     59,531     71,965     49,809     76,765
                                                                ---------  ---------  ---------  ---------  ---------
Operating income (loss).......................................     15,900      5,553    (17,427)      (882)    13,622
Interest and other income (expense)...........................      1,661        592        771        908     (1,983)
                                                                ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and cumulative effect of
 accounting change............................................     17,561      6,145    (16,656)        26     11,639
Provision for income taxes (1)................................     (5,236)    (1,474)      (206)    (1,908)    (3,136)
                                                                ---------  ---------  ---------  ---------  ---------
Net income (loss) before cumulative effect of accounting
 change (1)...................................................     12,325      4,671    (16,862)    (1,882)     8,503
Cumulative effect of accounting change (1)....................     --         --          2,337     --         --
                                                                ---------  ---------  ---------  ---------  ---------
Net income (loss).............................................  $  12,325  $   4,671  $ (14,525) $  (1,882) $   8,503
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share (2)........................  $    0.20  $    0.08  $   (0.27) $   (0.03) $    0.14
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Weighted average common shares outstanding (2)................     61,767     60,795     54,318     55,419     60,180
Ratio of earnings to fixed charges (3)........................       30.0        9.1          -        1.0        6.0


                                                                                    DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1991       1992       1993       1994       1995
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and temporary investments..............  $  31,611  $  19,691  $  18,804  $  19,793  $   1,023
Working capital...............................................     43,165     35,038     30,550     34,818     12,623
Total assets..................................................     87,046     86,955     81,089     75,833    266,227
Stockholders' equity..........................................     64,845     65,024     51,090     49,063     62,686

------------------------------
(1)  See Note 3 of Notes to Consolidated Financial Statements.

(2)  See Note 1 of Notes to Consolidated Financial Statements.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings consist of net income (loss) before provision for income taxes and cumulative effect of accounting change, plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rental expense. For 1993, earnings were insufficient to cover fixed charges by $16.7 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  BACKGROUND

    The Company's business has undergone a significant transition over the past three years. During 1993, the Company recorded $14.1 million in restructuring costs relating to the write-off of certain assets and the establishment of accruals and reserves for future restructuring of the Company's business, including the disposal of a portion of the Company's research and development operations, workforce reductions and other consolidation of operations, and other restructuring actions necessary to make the Company more customer-driven. These restructuring reserves and accruals totaled approximately $11.5 million at December 31, 1993.

    1994 was a year of transition for the Company as operations were restructured and redirected towards new development and marketing activities. On January 1, 1994, Mr. Edwards joined the Company as President and Chief Executive Officer. During the first quarter of 1994, the Company sold its thin-film head development operations and discontinued its Floptical development operations. During the third quarter of 1994, the Company sold certain assets of its Floptical development operations and also abandoned a Bernoulli-type product in the development stage. During the fourth quarter of 1994, the Company disposed of tooling and other manufacturing equipment which had become obsolete due to product design changes to make the Company's products more consumer friendly. The Company also reduced its workforce and paid out severance and outplacement costs in connection with two reductions in workforce, one of which occurred in January 1994 and the other in June 1994. These actions were included in the 1993 restructuring accruals and therefore had no impact on 1994 results of operations.

    In addition to restructuring and streamlining much of its historical business during 1994, the Company took several steps towards introducing the products that are currently generating most of the Company's revenues. In 1994, the Company began the consumer research and product development efforts that would lead to the introduction of its Zip disk drive, which was announced in October 1994. The Company also began the development work that would culminate in the Jaz drive. In addition, the Company successfully expanded and enhanced its family of tape drives in 1994, adopting the Ditto name for the first time and introducing the Ditto 420.

    The Company's efforts during 1994 began to yield results in 1995. The Zip drive began commercial shipment in March 1995. The Jaz drive began commercial shipment in limited quantities in December 1995. The Company continued to enhance its tape drive family in 1995, introducing the Ditto Easy 800 and the Ditto 3200. As a result of these new products, the Company's sales increased from $40.1 million in the first quarter of 1995 to $148.8 million in the fourth quarter of 1995.

    In 1994, Bernoulli products accounted for almost two-thirds of the Company's sales, with Ditto products accounting for most of the balance. In 1995, Zip was the Company's largest selling product line, with Bernoulli products accounting for only approximately 20% of the Company's sales. The Company expects that Zip and Jaz products will account for a substantial majority of its sales in 1996. The Company does not expect Bernoulli products to represent a significant portion of the Company's revenues or net income in the future.

  FUTURE OPERATING RESULTS

    Because the Company is relying on its Zip and Jaz products for the substantial majority of its sales in 1996, the Company's future operating results will depend in large part on the ability of those products to attain widespread market acceptance. Although the Company believes there is a market demand for new personal computer data storage solutions, there can be no assurance that the Company will be successful in establishing Zip and Jaz as accepted solutions for that market need. The extent to which Zip and Jaz achieve a significant market presence will depend upon a number of factors, including the price, performance and other characteristics of competing solutions introduced by other vendors, the timing of the introduction of such solutions, and the success of the Company in establishing OEM arrangements for Zip and Jaz with leading personal computer manufacturers. In addition, the component shortages confronting the Company could continue to limit the Company's sales and provide an opportunity for competing products to achieve market acceptance. See "Risk Factors--Recent Introduction of Zip and Jaz; Uncertainty of Market Acceptance," "--Competition," "--Shortages of Critical Components; Absence of Supply Contracts; Dependence on Suppliers," "--Dependence on Non-Binding Strategic Marketing Alliances; Need to Establish Additional Alliances" and "--Reliance on Non-Binding Contract Manufacturing Relationships" and "Business--The Need for New Data Storage Solutions," "--Marketing and Sales," "--Manufacturing" and "--Competition."

    A number of elements of the Company's business strategy may also directly impact the Company's future operating results. Because the Company's marketing strategy is based in significant part on generating consumer awareness of and demand for its products, the Company plans to incur significantly increased marketing and advertising expenses in 1996. In addition, a critical element of the Company's distribution strategy is the establishment of OEM arrangements for Zip, Jaz and Ditto. OEM sales generally provide lower gross margins than sales to other channels. Moreover, reductions in the prices of the Company's Zip, Jaz and Ditto products, which the Company believes is likely at some point in the future, would likely have an adverse effect on gross margins for those products.

    The Company's business strategy is substantially dependent on maximizing sales of its proprietary Zip and Jaz disks, which generate significantly higher margins than its disk drives. If this strategy is not successful, either because the Company does not establish a sufficiently large installed base of Zip and Jaz drives, because another party succeeds in producing disks that are compatible with Zip and Jaz drives without infringing the Company's proprietary rights, or for any other reason, the Company's sales would be adversely affected, and its net income would be disproportionately adversely affected. See "Risk Factors--Dependence on Proprietary Technology."

    Although sales of Zip drives and disks were the primary reason for the Company's revenue growth during 1995, sales of such products may be attributable in large part to the novelty of such products and the initial publicity surrounding the introduction of Zip, and may not be indicative of the long-term demand for such products. Moreover, the retail market to which the Company's products are targeted is seasonal, with a substantial portion of total sales typically occurring in the fourth quarter, and may be subject to continued softening in 1996. Accordingly, investors should not assume that the sales growth experienced by the Company in 1995 is an indication of future sales. Moreover, in light of the Company's revenue growth in 1995 and the change in the nature of its business over the past year, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful. In addition, the Company has experienced and may experience significant fluctuations in its quarterly operating results. See "Risk Factor--Recent Operating Losses; Quarterly Fluctuations in Operating Results; Risk of Failure to Satisfy Market Expectations."

    The Company's European sales are predominantly denominated in foreign currencies. In addition, the Company purchases certain components in foreign currencies. The Company enters into forward exchange contracts to sell and purchase foreign currencies as a means of hedging its foreign operating cash flows. Fluctuations in the value of foreign currencies relative to the U.S. dollar would result in foreign currency gains and losses. See "Risk Factors--International Operations."

RESULTS OF OPERATIONS

    The following table sets forth certain financial data as a percentage of sales for the years ended December 31, 1993, 1994 and 1995:

                                                                                            PERCENTAGE OF SALES
                                                                                   -------------------------------------
                                                                                          YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------------
                                                                                      1993         1994         1995
                                                                                   -----------  -----------  -----------
Sales............................................................................      100.0%       100.0%       100.0%
Cost of sales....................................................................       62.9         65.4         72.3
                                                                                       -----        -----        -----
  Gross margin...................................................................       37.1         34.6         27.7
                                                                                       -----        -----        -----
Operating expenses:
  Selling, general and administrative............................................       26.4         26.1         17.5
  Research and development.......................................................       12.9         10.9          6.0
  Restructuring costs (reversal).................................................        9.6         (1.8)       --
                                                                                       -----        -----        -----
    Total operating expenses.....................................................       48.9         35.2         23.5
                                                                                       -----        -----        -----
Operating income (loss)..........................................................      (11.8)        (0.6)         4.2
Interest and other income (expense)..............................................        0.5          0.6         (0.6)
                                                                                       -----        -----        -----
Income (loss) before income taxes and cumulative effect of accounting change.....      (11.3)       --             3.6
Provision for income taxes.......................................................       (0.2)        (1.3)        (1.0)
                                                                                       -----        -----        -----
Net income (loss) before cumulative effect of accounting change..................      (11.5)        (1.3)         2.6
Cumulative effect of accounting change...........................................        1.6        --           --
                                                                                       -----        -----        -----
Net income (loss)................................................................       (9.9)%       (1.3)%        2.6%
                                                                                       -----        -----        -----
                                                                                       -----        -----        -----

1995 AS COMPARED TO 1994

    SALES. Sales increased by $185 million, or 131%, in 1995 when compared to 1994. The primary reason for the increased sales was the introduction of the new Zip product line, which began shipping at the end of the first quarter of 1995. Increased sales of Ditto products also contributed to the increased sales. In addition, the Company began shipping Jaz products in limited quantities in December 1995. These sales increases were partially offset by reduced sales of Bernoulli products.

    In 1995, sales of Zip and Jaz products accounted for $174.2 million, or 53%, of sales. Ditto products accounted for $86.5 million, or 27%, of sales in 1995 as compared to $42.1 million, or 30%, of sales in 1994. Bernoulli and other product sales totaled $65.5 million, or 20%, of sales in 1995 as compared to $99.3 million, or 70%, of 1994 sales. In the fourth quarter of 1995, sales of Zip and Jaz increased to 68% of sales, Ditto represented 22% of sales and Bernoulli and other products were 10% of sales.

    Sales to the U.S. market increased by $133.5 million, or 149%, in 1995 when compared to 1994. International sales, primarily to customers located in Europe, increased by $51.3 million, or 99%, in 1995 when compared to 1994. In total, sales outside of the United States represented 31.7% of sales in 1995 as compared to 36.7% in 1994.

    Management expects increased sales of Zip, Jaz and Ditto products in 1996, which it expects to be partially offset by significant declines in sales of Bernoulli products. However, the Company is experiencing component shortages which may continue to limit production and therefore sales. Accordingly, there can be no assurance that future sales will materialize as expected.

    GROSS MARGIN. The Company's gross margin percentage in 1995 was 27.7%, as compared to 34.6% in 1994. The decline in gross margin percentage was primarily attributable to a shift in sales mix away from higher margin Bernoulli products to lower margin Zip products. Start-up costs associated with the introduction of Zip and Jaz products also contributed to the decline in gross margin percentage. The Company's gross margin percentage increased from 25.4% in the third quarter of 1995 to 30.6% in the fourth quarter of 1995, which is primarily attributable to an increase in sales of Zip disks, which have significantly higher margins than drives, as a percentage of total sales.

    Gross margins in 1996 will depend in large part on sales of Zip and Jaz disks, which generate significantly higher gross margin than the corresponding drives, and on the sales mix between disks and drives. Historically, the gross margin of Bernoulli products has generally been in excess of 40%; the gross margins of the Zip, Jaz and Ditto product lines during 1995 were significantly lower than that. Although the Company expects the gross margins of Zip and Jaz products to increase as production increases, it does not expect them to achieve the levels historically achieved by Bernoulli. In addition, gross margins will be affected by the level of sales through OEMs, the Company's ability to achieve planned cost reductions and by any future price reductions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by 55% in 1995 as compared to 1994. As a percentage of sales, these expenses declined from 26.1% in 1994 to 17.5% in 1995. The decline in percentage is due to the increased sales volume in 1995. The actual selling, general and administrative expenses increased by $20.3 million in 1995 as compared to 1994. The increased expenses were primarily the result of advertising and promotion expenses incurred to launch new products, variable selling expenses, and increased salaries and wages resulting from increased headcount in all areas of sales, marketing and administration. Management expects selling, general and administrative expenses to increase further in 1996 in absolute dollars due to advertising and promotion expenses expected to be incurred to help create demand for Zip, Jaz and Ditto products, as well as increased variable selling expenses and increased fixed administrative expenses.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were 6.0% of sales in 1995, compared to 10.9% in 1994. The decline in percentages is due to the increased sales volumes in 1995. The actual research and development expenses increased by $4.1 million in 1995 compared to 1994. This increase was primarily the result of expenditures related to the development of the Zip, Ditto and Jaz products. Management expects continued increases in research and development expenses in 1996 in absolute dollars as the result of the continued growth in the resources needed for future product development and enhancement.

    OTHER. In 1995, the Company recorded a net foreign currency loss of $1.2 million. This loss was primarily a result of losses incurred in connection with the remeasurement of forward exchange contracts to market values. The majority of the loss was incurred in the first quarter of 1995 as the U.S. dollar weakened against foreign currencies (primarily European currencies) that were hedged by the forward contracts in place at March 31, 1995. In the first quarter of 1995, the Company bought more than its customary three months of forward exchange contracts with the intent of hedging operating cash flows through the remainder of the year and in anticipation of a strengthening dollar. However, the dollar continued to weaken against the currencies that were hedged, resulting in a $1.5 million charge to operations. The loss on the remeasurement of forward exchange contracts was partially offset by translation gains recorded in remeasurement of its foreign subsidiary's financial statements to the U.S. dollar.

    The Company recorded interest expense of $1.7 million in 1995 due to borrowings on short-term credit lines as well as capital leases. Interest income declined from $.9 million in 1994 to $.5 million in 1995 due to declining cash balances. Other income of $.4 million recorded in 1995 is primarily attributable to royalty payments received related to the Company's Ditto products.

    For 1995, the Company recorded a tax provision of $3.1 million representing an effective income tax rate of 27%. The Company expects the effective income tax rate to increase in the future to the statutory rate of 35% for federal income tax and approximately 5% for state income taxes. The timing of the rate increase will depend on future taxable income, the utilization of available tax credits, and changes in the valuation allowance associated with the deferred tax assets.

1994 AS COMPARED TO 1993

    Sales decreased by 4% in 1994 when compared to 1993. Significant declines in sales of 5 1/4-inch 44- and 90-MB Bernoulli drive products were partially offset by increased sales of 5 1/4-inch 150- and 230-MB Bernoulli drive products. Bernoulli drive sales dollars in total declined in 1994 as compared to 1993. Unit sales of Bernoulli drives were relatively flat in 1994 versus 1993, but price reductions resulted in lower sales dollars. Bernoulli disk sales also declined in 1994 as compared to 1993 in both dollars and units. These declines in Bernoulli sales were partially offset by increased sales of tape products. Tape drive unit sales doubled in 1994 as compared to 1993, while sales dollars increased at a slightly lower rate due to a lower average price on tape products in 1994. Sales of the Company's SyQuest-compatible removable hard disk cartridges (which have been discontinued) increased in 1994, which offset a decline in Floptical product sales.

    Sales to the U.S. market declined in 1994 when compared to 1993 as a result of decreasing sales of Bernoulli products, which were only partially offset by increases in tape product sales. International sales, including export sales, increased by approximately 25% and represented 37% of total consolidated sales in 1994 compared to 28% in 1993. Substantial increases in sales of tape products in Europe were the primary reason for the increased sales in the international channels.

    Cost of sales increased as a percentage of sales from 62.9% in 1993 to 65.4% in 1994. The decline in the gross margin percentage was partially due to a higher mix of tape products which have lower gross margins than the Bernoulli products. In addition, all product lines continued to experience competitive price pressures which resulted in lower selling prices in 1994 when compared to 1993. Partially offsetting these factors, both the Bernoulli and tape product lines benefitted from significant production cost reductions which were realized throughout 1994.

    Selling, general and administrative expenses decreased by $2.0 million and decreased slightly as a percentage of sales from 26.4% to 26.1%. Decreases in selling, general and administrative expenses resulted from restructuring actions which occurred in January and June of 1994, including the closing down of the Floptical product line, as well as streamlining operations in both the U.S. and Europe. Sales and marketing expenses were increased in the latter part of 1994 to introduce the Zip product line and to reposition the Company's marketing strategy worldwide. In addition, selling, general and administrative expenses increased in 1994 due to the payment of management bonuses.

    Research and development expenses decreased by $3.5 million and declined as a percentage of sales from 12.9% in 1993 to 10.9% in 1994. The major decline in research and development expenses resulted from the sale of the Company's thin film head development operation located in Fremont, California in the first quarter of 1994 and from closing its Floptical development laboratory located in Boulder, Colorado in the first quarter of 1994. Offsetting these decreases were increased development spending on the Company's tape product line and development costs for the Company's Zip product line.

    The Company's operating expenses were reduced in 1994 due to the reversal of restructuring reserves totaling $2.5 million. The Company had previously recorded restructuring reserves totaling $11.5 million at December 31, 1993. During 1993 and 1994, the Company effected most of the restructuring actions that had been planned, but due to changing conditions, it elected to change the scope and focus of other previously planned activities. As a result, the Company no longer required $2.5 million of the previously recorded reserves and reversed the unneeded reserves in the fourth quarter of 1994. The Company had no remaining restructuring reserves on its balance sheet at December 31, 1994.

    Interest income increased by $0.3 million in 1994 as compared to 1993 due to a slight increase in cash and temporary investments, as well as higher interest rates earned on available balances. Other income consisted primarily of royalties received, offset in part by losses incurred on the writedown of computer systems and foreign currency losses.

    In 1993, the Company increased its deferred tax assets as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The deferred tax assets net value at December 31, 1993 was $5.0 million. The realizability of deferred tax assets was reevaluated throughout 1994 in light of changing business conditions and uncertainties regarding previously contemplated strategies. As a result, the Company recorded a tax provision of $3.3 million to increase the valuation allowance to cover the realizability of the deferred tax assets to its estimated realizable value as of December 31, 1994. In addition to this tax provision which was recorded in 1994, the Company recognized a tax benefit of $1.4 million in the third quarter of 1994 as a result of a change in an estimate on the Company's 1993 tax return due to a change in the transfer price on products between the Company and its German subsidiary. The change in transfer price was a result of an independent economic study. The above items resulted in a tax provision for 1994 totaling $1.9 million.

SELECTED QUARTERLY OPERATING RESULTS

    The following table sets forth certain unaudited quarterly results of operations of the Company for each quarter of 1995. In the opinion of management, these financial data have been prepared on the same basis as the audited consolidated financial statements of the Company and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for these periods. These financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                 QUARTER ENDED
                                                                ------------------------------------------------
                                                                APRIL 2,    JULY 2,   OCTOBER 1,   DECEMBER 31,
                                                                  1995       1995        1995          1995
                                                                ---------  ---------  -----------  -------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales.........................................................  $  40,112  $  52,594   $  84,721    $   148,798
Cost of sales.................................................     28,395     40,907      63,225        103,311
                                                                ---------  ---------  -----------  -------------
  Gross margin................................................     11,717     11,687      21,496         45,487
Operating expenses:
  Selling, general and administrative.........................      9,349     10,162      13,878         23,800
  Research and development....................................      4,126      3,976       4,691          6,783
                                                                ---------  ---------  -----------  -------------
  Total operating expenses....................................     13,475     14,138      18,569         30,583
                                                                ---------  ---------  -----------  -------------
Operating income (loss).......................................     (1,758)    (2,451)      2,927         14,904
Interest and other income (expense)...........................        (20)       (55)       (230)        (1,678)
                                                                ---------  ---------  -----------  -------------
Income (loss) before income taxes.............................     (1,778)    (2,506)      2,697         13,226
Provision for income taxes....................................        280        559        (672)        (3,303)
                                                                ---------  ---------  -----------  -------------
Net income (loss).............................................  $  (1,498) $  (1,947)  $   2,025    $     9,923
                                                                ---------  ---------  -----------  -------------
                                                                ---------  ---------  -----------  -------------
Net income (loss) per common share............................  $   (0.03) $   (0.03)  $    0.03    $      0.16
                                                                ---------  ---------  -----------  -------------
                                                                ---------  ---------  -----------  -------------
Weighted average common shares outstanding....................     56,301     57,018      63,618         63,780

    Sales in the first quarter of 1995 consisted primarily of sales of Bernoulli and Ditto drives and media. Zip products, which began shipping late in the first quarter of 1995, accounted for an increasing portion of sales over each of the remaining three quarters of 1995. Sales of Zip products throughout 1995 were affected by component shortages which limited production. The Company began shipping Jaz drives in limited quantities during December 1995.

    The losses incurred in the first and second quarters of 1995 were predominantly a result of the start-up costs associated with the introduction of Zip, component shortages relating to Zip and anticipated declines in sales of Bernoulli products. Bernoulli products, which accounted for more than 60% of total sales in the fourth quarter of 1994, declined to less than 10% of total sales by the fourth quarter of 1995. In the fourth quarter of 1995, sales of Zip and Jaz accounted for 68% of sales, a large portion of which occurred in the final month of the quarter, and Ditto represented 22% of sales.

    Quarterly fluctuations in gross margin percentages were primarily related to the mix of products sold and start-up costs associated with the introduction of new products. Gross margins declined from 29% in the first quarter to 22% in the second quarter, primarily due to start-up costs associated with the introduction of Zip products and a decline in sales of higher margin Bernoulli products. Gross margins improved to 25% in the third quarter primarily due to the impact of increased sales of Zip products, which more than offset the decline in sales of higher margin Bernoulli products. In the fourth quarter, gross margins improved to 31%, which was primarily attributable to an increase in sales of Zip disks, which have significantly higher margins than drives, as a percentage of total sales. The increase in margins in the third and fourth quarters, together with continued management of fixed costs, resulted in the Company's profitability in the second half of 1995 and for the total year.

    Although sales of Zip products were the primary reason for the Company's revenue growth during 1995, such sales may be attributable in large part to the novelty of the product and the initial publicity surrounding the introduction of Zip, and may not be indicative of the long-term demand for the product. Accordingly, investors should not assume that the sales growth experienced by the Company in 1995 is an indication of future sales. Moreover, in light of the Company's revenue growth in 1995 and the change in the nature of its business over the past year, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful. See "Risk Factors--Recent Introduction of Zip and Jaz; Uncertainty of Market Acceptance" and "-- Recent Operating Losses; Quarterly Fluctuations in Operating Results."

LIQUIDITY AND CAPITAL RESOURCES
    At December 31, 1995, the Company had cash and cash equivalents of $1.0 million, working capital of $12.6 million and a ratio of current assets to current liabilities of 1.1 to 1. During 1995, the Company used $15.8 million in cash and cash equivalents consisting of $27.0 million used in operating activities, and $42.5 million in investing activities, offset by $53.7 million provided by financing activities.

    On July 5, 1995, the Company entered into a loan agreement with the Commercial Finance Division of Wells Fargo. The agreement permits revolving loans, term loans and letters of credit up to an aggregate outstanding principal amount equal to the lesser of $60 million or 80% of eligible accounts receivable, with a 10% overadvance provision through April 12, 1996. There is an aggregate sublimit of $10 million for letters of credit. The revolving credit line bears interest at the bank's prime rate plus 1%, and the Wells Fargo term loans bear interest at the bank's prime rate plus 1.25%. The agreement expires June 30, 1996. Certain covenants within the agreement require the Company to maintain minimum levels of working capital and net worth. Under the agreement with Wells Fargo, the Company may also secure financing of equipment purchases from third parties up to a maximum of $25 million, less term loans outstanding to Wells Fargo. In November 1995, a foreign subsidiary of the Company entered into an agreement with a German commercial bank for up to DM 50 million (approximately $35 million), which involves the sale of a portion of the foreign subsidiary's accounts receivable to the bank. In January 1996, the Company entered into a $6.0 million short-term revolving credit facility with First Security Bank of Utah. This facility matures on April 12, 1996 and contains covenants similar to those contained in the Wells Fargo loan agreement. In addition, the Company has entered into various agreements to provide capital lease financing and other term loans for the purchase of certain manufacturing equipment. The Company intends to refinance its loan with Wells Fargo upon its maturity. There can be no assurance, however, that the Company will be able to refinance such loan at acceptable terms.

    The Company's balance sheet at December 31, 1995 reflected current notes payable of $47.6 million, representing utilization of the revolving credit line with Wells Fargo of $33.2 million, term loans with Wells Fargo of $3.6 million, borrowings under the German loan agreement of $9.8 million and the short-term portion of other term loans of $1.0 million. In addition, the short-term and long-term portion of capital lease obligations totaled $0.8 million and $1.5 million, respectively, at December 31, 1995, and the long-term portion of notes payable totaled $2.6 million at December 31, 1995. The borrowings have been used to finance working capital needs, including increases in inventory and accounts receivable and capital expenditures related to production volume increases.

    Accounts receivable increased by $87.1 million at December 31, 1995 compared to December 31, 1994, due to increased sales, particularly in the last portion of the fourth quarter. Inventory increased by $81.4 million during 1995 due to build-ups in manufacturing capacity at both the Company's facilities and those of manufacturing partners. The Company's inventory is currently somewhat imbalanced, with more than sufficient quantities of certain goods and insufficient quantities of other goods, due in part to difficulties in obtaining certain components. The increases in receivables and inventory were partially offset by increases in accounts payable and accrued liabilities of $120.4 million.

    Cash expenditures for fixed asset additions for 1995 totaled $45.2 million. These additions are primarily related to increased manufacturing capacity for Zip, Ditto and Jaz products. The Company expects capital expenditures in future quarters to continue to be significant as production capacity is added at the Company's current manufacturing facility, as well as tooling at vendor facilities and third-party manufacturing facilities.

    The Company expects that the proceeds of this offering, together with the current sources of financing available to the Company, will be sufficient to fund the Company's operations at least through June 30, 1996, including any planned expense increases or capital expenditures discussed above. Thereafter, the Company anticipates that it will require additional funds to finance its operations. The precise amount and timing of the Company's funding needs cannot be determined at this time, and will depend upon a number of factors, including the market demand for the Company's products, the availability of critical components, the Company's strategic alliances for the manufacture of its products, the progress of the Company's product development efforts and the Company's inventory management. The Company currently expects that it would seek to obtain such funds from additional borrowing arrangements and/or a public offering of debt or equity securities. There can be no assurance that funds required by the Company in the future will be available on terms satisfactory to the Company. See "Risk Factors--Decline in Liquidity; Future Capital Needs."

RECENT ACCOUNTING PRONOUNCEMENT

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 is effective for financial statement periods beginning after December 31, 1995. Management does not expect that the adoption of SFAS No. 121 will have a material impact on the Company's financial position or results of operations.

                                    BUSINESS

    The Company designs, manufactures and markets innovative data storage solutions, based on removable-media technology, that help personal computer users "manage their stuff." The Company's data storage solutions include disk drives marketed under the tradenames Zip and Jaz and a family of tape drives marketed under the tradename Ditto. The Company's Zip and Jaz disk drives are designed to provide users with the benefits of high capacity and rapid access generally associated with hard disk drives and the benefits of media removability generally associated with floppy disk drives, including expandable storage capacity and data transportability, management and security. The Company's Ditto tape drives primarily address the market for backup data storage. The Company began shipping Zip drives in March 1995 and Jaz drives in limited quantities in December 1995.

    Designed as a mass-market product, the Zip drive addresses the needs of personal computer users for an affordable storage device for hard drive expansion, data transportability, management and security and data backup. The drive uses 100-MB disks to provide 70 times the capacity of traditional floppy disks. See "Business--Products--Zip." The external model of the Zip drive is generally sold by retailers for under $200 and the 100-MB disks are typically sold for under $15 per disk in ten-packs. The Jaz drive also provides hard drive expansion, data transportability, management and security and data backup. However, the Jaz drive, which features 1-GB removable disks and offers data transfer rates comparable to those of most current hard disk drives, is targeted to address the high-performance needs of computer users storing, transporting and playing demanding multimedia applications, such as full-screen, full-motion video. The external model of the Jaz drive is expected to be sold by retailers for approximately $599, while the internal version is expected to be sold by retailers for approximately $499. Each 1-GB Jaz disk is expected to sell for approximately $99 in five-packs. The Company's Ditto family of tape drives addresses the need of personal computer users for an easy-to-use, dependable backup solution. The Company offers internal and external Ditto tape drives based on leading industry standards ranging in capacity from 420 MBs to 3.2 GBs (using data compression).

INDUSTRY OVERVIEW

    The Company believes, based upon information in a 1995 report from International Data Corporation ("IDC"), that there are in excess of 150 million personal computers in use worldwide. Many of these personal computers (particularly those in the home) are used by more than one person. Moreover, many people make regular use of more than one personal computer; for example, an individual may use one computer in his or her office, another at home, and a laptop computer while traveling. Issues that each user of a personal computer must confront are how to store, transport, share, manage, secure and backup computer files and applications.

    The vast majority of personal computers in use today incorporate both a conventional hard disk drive (which is also known as a rigid disk drive or a "Winchester" disk drive) and a floppy disk drive for data storage. Hard disk drives use magnetic technology to store data on rigid rotating disks that are generally fixed permanently in the drive mechanism. Hard disk drives are characterized by their large storage capacities--capacities ranging from 540 MBs to 1.6 GBs are becoming increasingly common in new personal computers--and fast performance. Hard disk drives are the primary data storage device on most personal computers. Floppy disk drives, which are also based on magnetic technology, store data on thin plastic disks that are removable from the drive. Floppy disk drives are typically used for software distribution and transporting and sharing data. Most floppy disk drives in use today utilize 1.44-MB disks, which is not sufficient capacity to store many files and programs on a single disk.

    In addition to hard disk drives and floppy disk drives, a number of other data storage devices have come into use in recent years. In particular, a growing number of new personal computers incorporate a CD-ROM (compact disk-read only memory) drive. CD-ROM disks, which are read by the CD-ROM drive using optical technology, are capable of storing up to 650 MBs of data and are well-suited for distribution of information and software applications. However, CD-ROM drives are not capable of recording the user's data. A variety of other lesser-known removable storage technologies which are capable of reading and recording data are also available for use with personal computers, including disk drives systems using removable "hard" magnetic cartridge disks, which generally either employ similar technology to hard disk drives or the Company's proprietary Bernoulli technology; writable optical disk drives, which use various technologies to read and record data in a digital format that can be read by laser light; "floptical" disk drives, which store data on a magnetic disk similar to a conventional floppy disk and use an optical pattern for servotracking; and flash memory cards, which store data on computer chips.

    The Company estimates, based on information from 1995 reports of IDC and Dataquest and its knowledge of the industry, that approximately 210 million data storage devices for personal computers, representing approximately $30 billion in revenue at the OEM level, were sold in 1995. Included in these sales figures are hard disk drives, floppy disk drives, CD-ROM drives, removable disk drives and tape drives. This market is principally comprised of conventional hard disk drives, which the Company estimates represented over 40% of unit sales and approximately two-thirds of dollar sales, and floppy disk drives, which the Company estimates represented approximately 40% of unit sales but less than 10% of dollar sales.

THE NEED FOR NEW DATA STORAGE SOLUTIONS

    In recent years, advances in software, including memory-intensive graphical operating systems, integrated suites of word processing, spreadsheet and database applications, and multimedia applications, have dramatically increased the storage needs of personal computer users. For example, a popular CD version of Windows 95 (which includes certain pre-packaged software applications in addition to the Windows 95 operating system) includes 629 MBs of data, which is greater than the capacity of most hard drives in use today. In addition, data-intensive, multimedia files are increasingly being made available to personal computer users via on-line services and the Internet. For example, CD-quality sound generally requires 2 MBs of storage capacity per minute, using data compression software, and 9 MBs per minute without compression; and MPEG1 compressed DSS-satellite quality video generally requires approximately 8 MBs of storage capacity per minute, while broadcast-quality video requires 250 MBs per minute. Largely as a result of these trends, it has been estimated that the data storage needs of personal computer users are doubling every year. Accordingly, personal computer users increasingly need to expand the amount of their available primary storage.

    Personal computer users demand data storage solutions that do more than simply provide additional storage capacity. For example, personal computer users are increasingly seeking a reliable way to transport large files between computers, thus allowing them to work on the same files using different computers, and also enabling information to be provided to other computer users. In addition, with many personal computers (particularly home computers) being used by more than one person, many personal computer users are looking for an effective means of organizing and segregating the files of different users of the same computer. Personal computer users also need a reliable method of securing sensitive files from unauthorized viewing or modification. Finally, the increase in the data being used and stored on personal computers has heightened the need for a practical method of backing up this data.

    The Company believes that neither conventional hard disk drives nor floppy disk drives are capable of adequately addressing all of the information storage and management needs of personal computer users. A hard disk drive is an effective product for primary data storage. However, using an additional hard disk drive to provide additional storage capacity is an unattractive solution to many personal computer users because the installation of the additional hard drive (which generally involves selecting a compatible hard disk drive, opening the computer case, and internally connecting the hard disk drive to the appropriate controller card) may be difficult. More importantly, once the drive is installed, the amount of additional available space is limited to the size of the new hard disk drive. Furthermore, a new hard drive does not address the issues of data transportability, management and security.

    Removable-media storage devices, such as floppy disk drives, offer many of the advantages that hard disk drives do not, such as future expandability through the purchase of additional removable-media cartridges or disks; and data transportability, management and security, since the media storing the data can be removed from the drive, used in other computers and stored in a secure location. However, the Company believes that expanding storage capacity through conventional floppy disks, while inexpensive (floppy disks are generally sold by retailers at less than $1.00 per disk in multi-packs), is not an adequate solution because it is too slow and because each disk only stores up to 1.44 MBs of data, making it too small for many of today's personal computer files and programs. Floppy disks are also not well-suited for backup purposes, since approximately 70 floppy disks would be required for each 100 MBs of data to be backed up and the user would have to be present during the backup procedure in order to insert and remove each floppy disk.

    Other types of removable-media data storage devices are now available for use with personal computers, including magnetic cartridge disk drives, optical disk drives, "floptical" disk drives and flash memory cards. However, these devices, while popular in certain niche markets, have not gained widespread market acceptance, in part because the Company believes that they have not been able to match the price/performance levels offered by hard disk drives and floppy disk drives.

    The following table sets forth certain of the principal advantages and disadvantages of various storage technologies currently available for users of personal computers:

TECHNOLOGY               ADVANTAGES                                      DISADVANTAGES
---------------------  ----------------------------------------------  ----------------------------------------------
Hard Disk Drives       - Very fast average access time                 - Fixed capacity
                       (generally 8 to 20 msec) and data               - Disks storing data are not removable
                       transfer rate (generally 2 to 6                 or transportable
                       MB/sec)                                         - Less attractive aftermarket solution
                       - Large storage capacity (generally             due to difficulty of installation
                       from 800MB to 4 GB)
                       - Inexpensive cost per MB of storage
                       - Proven technology/industry standard

Floppy Disk Drives     - Inexpensive drives and media                  - Capacity is limited to 1.44 MB
                       - Disks are removable and                       per disk
                       transportable                                   - Slow average access time (165 msec)
                       - Proven technology/industry standard           and data transfer rate

CD-ROM Drives          - High capacity (650 MB)                        - Read-only; users cannot store data
                       - Unlimited expansion                           - Very slow average access time
                       - Disks are removable and                       (230 msec)
                       transportable
                       - Inexpensive drives and media
                       - High durability
                       - Emerging industry standard for
                       multimedia applications

Optical Drives         - Media is inexpensive                          - Drives are expensive
                       - Unlimited expansion                           - Several different formats exist, not
                       - Disks are removable and                       all of which are compatible
                       transportable                                   - Some formats are not erasable
                       - Some formats are capable of reading           - Average access times for
                       CD-ROM disks                                    some formats are significantly
                                                                       slower than hard disk drives

Floptical Drives       - Capable of reading and writing to             - Currently available in low capacities
                       traditional floppy disks                        (although a 120MB Floptical has
                       - Unlimited expansion                           been announced)
                       - Disks are removable and
                       transportable

Tape Drives            - High capacity for backup purposes             - Not capable of random access
                       - Tapes are removable and                       - Very slow average access time
                       transportable
                       - Inexpensive media
                       - Very low cost per MB of storage

Flash Cards            - Fastest access time and data transfer         - Very expensive
                       rate
                       - Removable and transportable

    The Company believes, based on its consumer research, that the market for personal computer data storage solutions can be roughly divided into two market segments, based on the characteristics computer users demand of a data storage solution and the relative importance they place on the advantages and disadvantages listed above. The first, referred to by the Company as the "mass market", is characterized by computer users who are often uninterested in the detailed technical specifications of a data storage solution and who simply want a data storage solution to "manage their stuff." For these computer users, an affordable price is generally the most important criterion. The second, referred to by the Company as the "power user" or "high-performance market," is characterized by persons who use their personal computers for demanding applications and who are more focused on capacity, speed and other state-of-the-art performance features than on price.

IOMEGA SOLUTIONS

    The Company believes its recently introduced Zip and Jaz disk drives address key information storage and management needs of today's personal computer users by providing affordable, easy-to-use storage solutions that combine the high capacity and rapid access of hard disk drives with the benefits of media removability generally associated with floppy disk drives. Specifically, the Company's products offer the following benefits to personal computer users.

    EXPANDABLE STORAGE CAPACITY. As personal computer users are increasingly forced to expand their primary storage capacity (generally provided by the hard disk drive incorporated in the computer), Zip and Jaz provide an easy and efficient way to do so. Both the Zip and the Jaz drive can be easily connected or installed and offer unlimited additional storage capacity, in increments of 100 MBs (in the case of Zip) and 1 GB (in the case of Jaz).

    MEDIA REMOVABILITY. Both Zip and Jaz store data on high-capacity removable disks, thus enabling computer users to:

       -take programs and files from an office computer and work with them on a home or laptop computer;

       -share programs and files with other personal computer users;

       -organize data by storing different files on different disks;

       -create a "separate personal computer" for each person using the computer
        (such as different family members)--each user can store all of his or her software and data on a single disk that can be removed from the computer and privately stored when that person is not using the computer; and

       -remove particularly sensitive or valuable information from the computer for storage in a different location, thus protecting it against viewing or modification by another user of the computer and against damage to the computer.

    DATA BACKUP. The Company's family of Ditto tape drives, as well as the Zip and the Jaz drive, offer a convenient and effective way for personal computer users to create backup copies of their programs and files.

    ATTRACTIVE PRICE, PERFORMANCE AND FEATURES. The Company believes that its Zip and Jaz drives provide a combination of price, performance and features that makes them attractive data storage solutions for their target markets. Zip offers data access times and transfer rates and storage capacity that greatly exceeds that offered by conventional floppy disk drives, along with the benefits of removable media, at a price that is attractive to mass-market customers. Jaz offers many performance features comparable to those of most other data storage devices (including conventional hard disk drives), at a lower price than other currently available comparably performing removable-media storage devices.

COMPANY STRATEGY

    Iomega's objective is to establish its Zip, Jaz and Ditto products as industry-standard data storage solutions for personal computer users and to capture an increasing share of the overall personal computer data storage market. The Company's strategy to achieve this objective includes the following key elements:

    UNDERSTANDING AND PROVIDING WHAT CUSTOMERS WANT. Iomega's product strategy is based on identifying the product characteristics that personal computer users desire and developing and marketing products that satisfy these demands. In developing and introducing the Zip and Jaz drives, the Company undertook a consumer research program to determine the performance and price characteristics of storage solutions demanded by personal computer users. For example, this program revealed to Iomega the need for both the mass-market Zip drive, which was cost-engineered by the Company to sell at a price level attractive to casual users and the small office/home office market, and the high-performance Jaz drive, which is primarily targeted at power users.

    DELIVERING INTEGRATED SOLUTIONS. The Company's products are designed to provide customers with a complete, easy-to-use solution to their data storage needs. The Company's drives are shipped with everything needed to install or connect the drive, including easy-to-use software which aids in set-up and enhances the drive's functionality, and generally also include a media cartridge for use in the drive.

    BROADENING DISTRIBUTION THROUGH STRATEGIC MARKETING ALLIANCES. The Company believes that broadening the distribution of its products through strategic alliances with a variety of companies within the computer industry is a critical element in establishing its products as industry standards. The Company has recently established OEM arrangements with personal computer manufacturers such as Micron Electronics (a mail-order manufacturer of IBM PC-compatible personal computers) and Power Computing (the first Macintosh clone manufacturer) for the incorporation of Zip, Jaz or Ditto drives into their computers, and is seeking to establish additional OEM relationships. The Company also has entered into private or co-branding arrangements with several companies, including Maxell, Seiko Epson, Fuji and Reveal Computer Products, who are selling private or co-branded versions of Zip drives and disks. In addition, the Company's products are sold by most of the leading retailers of computer products in the United States, including Best Buy, Circuit City, CompUSA, Computer City, Electronics Boutique and PC Warehouse.

    MAXIMIZING SALES OF REMOVABLE DISKS. The Company seeks to maximize sales of its proprietary disks because they generate significantly higher margins than its disk drives. The Company plans to accomplish this in part by increasing the installed base of the Company's removable-media disk drives, through such initiatives as OEM arrangements, licensing third-party manufacturers of drives on a royalty-bearing basis and increasing the Company's own output of drives both for sale by the Company and by others under private branding arrangements. Also, the multimedia demonstration software included with the Zip and Jaz drives informs users of the various applications for additional disks (such as security, personal workspaces, backup) and suggests the number of additional disks the user may need in response to questions the user answers as part of the interactive demonstration.

    CONTINUING TO ENHANCE PRODUCT FEATURES AND TECHNOLOGY. The Company plans to use its experience in Bernoulli, tape, magneto-optical, floptical and thin-film head technologies for the ongoing enhancement of existing products and the development of new products. During 1994 and 1995, the Company's product development efforts were primarily devoted to the development of its Zip and Jaz products, which began commercial shipment in March 1995 and December 1995, respectively. During 1996, the Company expects that its development efforts will be primarily focused on enhancing the features, developing higher capacity versions and reducing the production costs of its Zip, Jaz and Ditto products.

    LEVERAGING MANUFACTURING CAPABILITIES THROUGH PARTNERING. In addition to manufacturing or assembling a portion of each of the Company's products at its Roy, Utah manufacturing facility, the Company has established strategic relationships with various suppliers and manufacturers to increase the production capacity of its new products and to establish a second source of drive and disk production. The Company intends to continue to use third-party manufacturing as a means of increasing the availability and market penetration of the Company's drive products, to reduce costs of production, and to benefit from the expertise of experienced high-volume manufacturing companies. The Company plans to use third-party manufacturers to produce a majority of its products in the future.


    EXPANDING INTERNATIONAL SALES. The Company began offering its Zip products in Europe in August 1995 and its Jaz products in Europe, in limited quantities, in February 1996. The Company believes that it is the leading vendor of tape drives in Europe, and that its existing European distribution channel is well-suited to selling the Zip and Jaz removable-media drive products. During the third quarter of 1995, Maxell, Seiko Epson and Fuji began selling co-branded versions of the Zip drive in Japan, and the Company plans to expand its presence in the Far East by opening a Singapore sales office in 1996. The Company expects international sales to increase as a result of its introduction of Zip and Jaz into international markets.

PRODUCTS

    The Company offers products targeted at both the mass market and the high-performance market. The Zip drive and the Ditto 420 and Ditto Easy 800 tape drives were designed to achieve price levels which the Company determined are critical to mass-market consumers. The Jaz drive and Ditto 3200 tape drive, on the other hand, are principally targeted to more technically demanding, high-end customers, who the Company believes are less price sensitive than typical mass-market consumers.

    The following table lists the principal data storage devices currently being offered by the Company:

                                                   TYPICAL RETAIL
PRODUCT (YEAR                                          PRICE
INTRODUCED)*                MEDIA AND CAPACITY      DRIVE/DISK**                 TECHNOLOGY
-------------------------  --------------------  ------------------  ----------------------------------
Zip (1995)                 100-MB Zip Disks      $199/$14.99         Drive: Winchester heads
                                                                     Disks: Advanced flexible media
Jaz (1995)                 1-GB Jaz Disks        $599/$99.99         Drive: Thin-film heads
                           540-MB Jaz Disks                          Disks: Two rigid disk platters
Ditto 420 (1994)           Ditto Tape            $99                 Drive: Direct drive mechanism
Ditto Easy 800 (1995)      minicartridges        $149                Media: Industry standard quarter
Ditto Easy 3200 (1996)     (420-MB, 800-MB,      $299                inch cartridges
                           3200-MB)

------------------------
* Drives are available in internal and external versions. The indicated capacities for Ditto drives represent the maximum capacity using data compression.
** Indicates the typical price at which the external version of the drive and the highest capacity media for that drive is sold at retail. Prices for the internal version of a drive and for smaller capacity media are generally lower. The price for the Ditto 420 is the internal version price. Disk prices represent per unit purchase price in multi-packs. Media prices for tape are not presented because revenues from tape minicartridge sales are not material to the Company.

  ZIP

    The Company began shipping external Zip drives and 100-MB Zip disks in March 1995. Designed as an affordable mass-market product, the Zip drive addresses multiple needs of personal computer users: hard drive expansion, data transportability, management and security and data backup. The drive uses interchangeable 100-MB Zip disks to provide users of IBM-compatible and Apple Macintosh personal computers with 70 times the capacity of, and superior performance to, traditional floppy disks. Zip drives were designed with 100-MB disks based on the results of the Company's market research, which showed that 85% of the files stored on personal computers are 100 MBs or less.

    Zip drives use durable, high-capacity flexible media and Winchester-style nanoslide heads with a special airbearing surface combined with a linear voice coil motor. The Zip drive provides high capacity and rapid access and can be used for a number of data storage purposes. The SCSI version of the Zip drive, which offers faster performance than the parallel port version of the drive, features 29 millisecond average seek time and an average sustained data transfer rate of 1.00 MB per second. Software included with the Zip drive provides a total data storage solution by helping users organize and copy their data and offers software read/write protect, which further enables users to secure and protect their data.

    The external, portable version of the Zip drive weighs approximately one pound and is offered in a parallel port version for use with IBM PC-compatible computers and a SCSI version for use with Apple Macintosh computers or IBM
PC-compatible computers which have a SCSI adapter board. The parallel port version features printer pass through to allow normal operation of a printer in the same port. The SCSI version has two connectors allowing it to be connected with other SCSI devices. The external Zip drive has a unique compact design, including a royal blue color, a window allowing visibility of the label on the cartridge being used, rubber feet for positioning the drive flat or on its side, operation lights and a finger slot for easy cartridge insertion and removal.

    In September 1995, Power Computing, the first Macintosh clone manufacturer, began offering internal 5 1/4-inch Zip SCSI drives as a $159 option on its computers. The Company has also designed an internal version of the Zip drive which incorporates a conventional 3 1/2-inch floppy disk drive. In addition, the Company has developed an internal 3 1/2-inch IDE version of the Zip drive, which it expects will be available in the first quarter of 1996.

    During 1995, Zip received numerous awards from industry publications in select categories including: PC/ COMPUTING'S Most Valuable Product; PUBLISH magazine's 1995 Publish Impact Award; CADENCE magazine's Editor's Choice Award; the International Digital Imaging Association's "Best New Hardware" award; and, listing in COMPUTER LIFE magazine's "Best of Everything" list.

    The Zip drive carries a one-year warranty and Zip disks are sold with a limited lifetime warranty.

  JAZ


    The Company began shipping Jaz drives and 1-GB Jaz disks in limited quantities in December 1995. Jaz addresses the high-performance needs of personal computer users in three areas: multimedia applications (audio, video and graphics), personal data management, and hard drive upgrade. The Jaz drive offers data transfer rates comparable to those of most current hard disk drives, with an average sustained transfer rate of 5.4 MBs per second, 12 millisecond average seek time and 17.5 millisecond average access time. Jaz disks are currently available in a capacity of 1 GB, which the Company's market research indicated was a capacity that many high-performance computer users demand, and 540-MB Jaz disks are expected to be available in the first half of 1996. Using 1-GB disks, Jaz is capable of storing and playing up to two hours of MPEG1 compressed DSS satellite quality video, up to eight hours of CD-quality audio, more than 20,000 scanned documents for document imaging or up to four minutes of full-screen, full-motion broadcast-quality video. The Jaz drive will be available in an external SCSI version, which is expected to be sold by retailers for approximately $599, and is available in an internal SCSI version, which is expected to be sold by retailers for approximately $499. Each 1-GB and 540-MB Jaz cartridge is expected to sell for approximately $99 and $69, respectively, in five-packs. The Company expects an internal IDE version of the Jaz drive to be available beginning in the second half of 1996.


    The Jaz drive incorporates many innovative technological features including tri-pad, thin-film recording heads, dynamic head loading and drag and drop motorized cartridge ejection. Jaz disks feature a dual rigid platter cartridge and a proprietary disk capture system which secures the dual disk platters when not installed in a drive, eliminating rattle and reducing the possibility of losing valuable information. The drive operates with leading operating systems for personal computers and workstations, including Windows 95, Windows NT, Windows 3.x, Macintosh and OS/2.

    The external version of the drive, which weighs approximately two pounds, features design enhancements similar to those introduced with the external Zip drive, including a unique jade colored casing, a window to allow visibility of the label on the cartridge being used, operating lights and a finger slot for easy cartridge insertion and removal. Additional features include an auto-switching power supply to allow operation in different countries, auto-sensing SCSI termination and anti-gyro disk locking to increase durability.

    The Jaz drive carries a one-year warranty and Jaz disks are sold with a limited lifetime warranty.

  DITTO

    The Company's Ditto family of tape drives addresses the need of personal computer users for an easy-to-use, dependable backup solution. In response to the information learned from consumers regarding the characteristics demanded from backup storage devices, beginning in 1994 the Company redesigned its family of tape drives, which had first been introduced in 1992. The Company offers internal and external models based on leading industry standards ranging in capacity from 420 MBs to 3.2 GBs (using data compression). The tape drives are primarily designed to backup and protect against loss of data stored on hard disk drives in IBM PC-
compatible computers. Iomega's tape drives have a patented beltless design which the Company believes enhances reliability. The storage media used by Iomega's tape products is the industry-standard QIC-compatible minicartridge. In addition, the Ditto Easy 800 and Ditto Easy 3200 support new high-capacity Travan cartridge technology.

    The Ditto family of tape drives has achieved several industry firsts. In April 1992, the Iomega Tape 250 (later renamed the Ditto 250) became the industry's first commercially available QIC-standard, one-inch high tape drive and in March 1995 became the industry's first internal 250-MB tape drive to sell for under $100. In June 1995, the Ditto 420 became the industry's first internal 420-MB tape drive to sell for under $100. In October 1995, the Company introduced the Ditto Easy 800, which the Company believes was the industry's first external parallel port 800-MB tape drive to sell for under $150. The Ditto Easy 800 features an enhanced design similar to, and is stackable with, the Zip and Jaz drives.

    The Company's tape products are generally available in either internal or external models. The internal versions attach to the standard floppy drive interface in IBM PC-compatible computers, while the external versions attach to the parallel printer port on IBM PC-compatible computers and offer pass-through capability for a printer. The drives are shipped with backup software for both DOS and Windows.

    In connection with the introduction of the Ditto Easy 800 in October 1995, the Company also introduced new 1-Step software designed to permit the backup of an entire hard disk in a single step while the user continues working.

    The Ditto Easy 800 and the Ditto Easy 3200 carry a two-year warranty and the Ditto 420 carries a five-year warranty. Ditto media is sold with a two-year warranty.

  BERNOULLI

    These 5 1/4-inch half-height drives are removable-media storage devices based on the Company's proprietary Bernoulli technology. The Company's Bernoulli drives and the associated disks are sold both in the form of a complete storage subsystem for leading personal computers and workstations and in the form of components for integration into larger systems by OEMs or value-added resellers ("VARs"). The Bernoulli MultiDisk-TM- 150 drive began shipping in October 1992 and was Iomega's first drive to use multiple capacity disks - 35, 65, 105 and 150 MBs. The Company began shipping the Bernoulli 230 drive in September 1994. The Bernoulli drives are sold in internal and transportable versions.

    The Company is now focusing its development and marketing efforts on its Zip, Jaz and Ditto products, and does not expect Bernoulli products to represent a significant portion of the Company's revenues in the future.

MARKETING AND SALES

    The Company believes that broadening the distribution of its products through strategic marketing alliances with a variety of key companies within the computer industry is a critical element in establishing its products as industry standards. The Company's initial marketing strategy for the introduction of its new products during 1995 was to generate consumer awareness of and demand for such products by focusing on aftermarket sales to existing users of personal computers through leading computer retail channels. As the next step in its strategy of promoting its products as new industry standards, the Company is increasingly focusing its efforts on establishing OEM relationships with leading personal computer manufacturers who will include the Company's products on a factory-installed basis to purchasers of new personal computers.

  RETAIL DISTRIBUTION

    Retail outlets for the Company's products include mail order catalogs, computer superstores, office supply superstores, consumer electronics superstores and specialty computer stores. The Company sells its products to retail channels directly, as well as indirectly through distributors. The Company's products are sold at a retail level by most of the leading retailers of computer products in the United States. The following is a partial listing of the retail chains carrying the Company's products.

Best Buy                         Electronics Boutique
CDW Computer Center              Elek-Tek
Circuit City                     Fry's Electronics
CompUSA                          MicroCenter
Computer City                    NeoStar
Creative Computer                OfficeMax
Egghead Software                 PC Warehouse

  STRATEGIC MARKETING ALLIANCES

    In addition to sales through these retail channels, the Company has entered into a number of strategic marketing alliances with a variety of companies within the computer industry. These alliances include OEM arrangements providing for certain of the Company's products to be incorporated in new computer systems at the time of purchase. For example, Power Computing, the first Macintosh clone manufacturer, is offering Zip drives as an option in certain of its new computers, and Micron Electronics, a mail-order manufacturer of IBM PC-compatible personal computers, has announced plans to offer Zip, Ditto and Jaz drives as a factory-installable option in certain of its new computers. The Company's strategic alliances also include private-branding and co-branding arrangements with major vendors of computer products covering the resale of the Company's products by such companies. For example, the Company has entered into co-branding arrangements with Seiko Epson, Maxell and Fuji, which offer Zip drives in Japan in packages which feature Iomega's name in addition to the partner's name, and has entered into a private-branding arrangement with Reveal Computer Products, which sells Zip drives and disks under Reveal's tradename.

  INTERNATIONAL

    The Company sells its products outside of North America primarily through international distributors. The Company has increased its sales efforts in the European market in the past several years. Sales are accomplished primarily through offices located in Germany, Austria, Belgium, France, Ireland, Italy, Norway, Spain and the United Kingdom. The Company plans to open a Singapore office in 1996. The Company has been invoicing predominantly in foreign currencies since January 1992.

  MARKETING

    The Company's marketing group is responsible for positioning and promoting the Company's products. The Company participates in various industry tradeshows, including MacWorld and COMDEX, and seeks to generate coverage of its products in a wide variety of trade publications. Although the Company did not engage in significant direct consumer marketing in 1995 in light of the large number of favorable articles about the Company's products which appeared in newspapers and computer magazines and constraints on the Company's ability to further increase production levels, the Company expects marketing and advertising expenses to increase significantly as the Company seeks to expand market awareness of its products.

    As is common practice in the industry, the Company's arrangements with its customers generally allow customers, in the event of a price decrease, credit equal to the difference between the price originally paid and the new decreased price on units in the customers' inventories on the date of the price decrease. When a price decrease is anticipated, the Company establishes reserves for amounts estimated to be reimbursed to qualifying customers. In addition, customers generally have the right to return excess inventory within specified time periods. There can be no assurance that these reserves will be sufficient or that any future returns or price protection charges will not have a material adverse effect on the Company's results of operations.

    The Company markets its products primarily through computer product distributors and retailers. Accordingly, since the Company grants credit to its customers, a substantial portion of outstanding accounts receivable are due from computer product distributors and certain large retailers. At December 31, 1995, the customers with the ten highest outstanding accounts receivable balances totaled $47.1 million or 43% of gross accounts receivable, with one customer accounting for $15.2 million, or 14% of gross accounts receivable. If any one or a group of these customers' receivable balances should be deemed uncollectible, it would have a material adverse effect on the Company's results of operations and financial condition.

    During the year ended December 31, 1994, sales to Ingram Micro D, Inc., a distributor, accounted for 11% of sales. No other single customer accounted for more than 10% of the Company's sales in 1994 or 1995.

    See "Risk Factors--Certain Marketing and Sales Risks" for a discussion of certain risks relating to the marketing and sales of the Company's products.

MANUFACTURING

    The Company's products are manufactured both by the Company at its facilities in Roy, Utah and by independent parties manufacturing products for the Company on a contract basis. Manufacturing activity generally consists of assembling various components, subcomponents and prefabricated parts manufactured by the Company or outside vendors. The Company currently has third-party manufacturing relationships with Seiko Epson (Zip drives), MegaMedia Computer (Zip disks), Sequel (Jaz drives) and First Engineering Plastics (Ditto drives). Although the Company substantially increased its manufacturing capacity (through both internal expansion and arrangements with third-party manufacturers) during 1995, the Company was not able to produce enough Zip drives and Zip disks in 1995 to fill all orders for such products due to component supply constraints and normal manufacturing start-up issues. To minimize its manufacturing costs, to take maximum advantage of its available personnel and facilities and to benefit from the expertise of experienced high-volume manufacturing companies, the Company plans to use third-party manufacturers to produce a majority of its products in the future. There can be no assurance that the Company will be successful in establishing and managing such third-party manufacturing relationships, or that third-party manufacturers will be able to meet the Company's quantity or quality requirements for manufactured products. Moreover, the Company may grant certain of its third-party manufacturers, among others, the right to sell significant quantities of the Zip and Jaz drives they produce for their own account, thereby reducing the supply of such drives to the Company and increasing competition. See "Risk Factors--Reliance on Non-Binding Contract Manufacturing Relationships."

    Many components incorporated in, or used in the manufacture of, the Company's products are currently only available from sole source suppliers. Moreover, the Company has experienced difficulty in the past, is currently experiencing difficulty, and expects to continue to experience difficulty in the future, in obtaining a sufficient supply of many key components. For example, many of the integrated circuits used in the Company's Zip and Jaz drives are currently available only from sole source suppliers. The Company has been unable to obtain a sufficient supply of certain of these integrated circuits due to industry-wide shortages. In addition, the Company has been advised by certain sole source suppliers, including the manufacturers of critical integrated circuits for Zip and Jaz, that they do not anticipate being able to fully satisfy the Company's demand for components during 1996. These component shortages have limited the Company's ability to produce sufficient Zip drives to meet market demand and have limited the Company's ability to implement certain cost reduction and productivity improvement plans, and the Company expects that the shortage of components may limit production of Zip and Jaz products for the foreseeable future. The Company also experienced difficulty during 1995 in obtaining a sufficient supply of the servowriting equipment used in the manufacture of Zip disks. Such equipment shortages in 1995 limited the Company's production of Zip disks, and there can be no assurance that similar equipment shortages will not occur in the future.

    The Company purchases all of its sole and limited source components and equipment pursuant to purchase orders placed from time to time and has no guaranteed supply arrangements. The inability to obtain sufficient components and equipment, or to obtain or develop alternative sources of supply at competitive prices and quality or to avoid manufacturing delays, could prevent the Company from producing sufficient quantities of its products to satisfy market demand, result in delays in product shipments, increase the Company's material or manufacturing costs or cause an imbalance in the inventory level of certain components. Moreover, difficulties in obtaining sufficient components may cause the Company to modify the design of its products to use a more readily available component, and such design modifications may result in product performance problems. Any or all of these problems could in turn result in the loss of customers, provide an opportunity for competing products to achieve market acceptance and otherwise adversely affect the Company's business and financial results. See "Risk Factors--Shortages of Critical Components; Absence of Supply Contracts; Dependence on Suppliers."


    The Company had a backlog as of January 28, 1996 of approximately $157 million, compared to a backlog at the end of January 1995 of approximately $5 million. Substantially all of the January 28, 1996 backlog was related to the Company's Zip and Jaz products, for which the Company has experienced component shortages. Based in part on the Company's current estimates regarding the expected availability of components (which estimates are based on information provided to the Company by its suppliers, the Company's current inventory of components, sales recorded since January 28, 1996 and the Company's experience in its business) and the Company's manufacturing capabilities, the Company believes that it will be able to fill all orders in the January 28, 1996 backlog during the first half of the current fiscal year, unless such orders are scheduled for delivery outside the first half of 1996 or first cancelled or rescheduled. However, there can be no assurance that the Company's current estimates regarding the expected availability of components will in fact turn out to be correct. See "Risk Factors -- Shortages of Critical Components; Absence of Supply Contracts; Dependence on Suppliers." In addition, the purchase agreements or purchase orders pursuant to which orders are made generally allow the customer to cancel orders without penalty, and the Company has experienced some cancellations or reschedulings of orders in backlog. Moreover, it is common in the industry during periods of product shortages for customers to engage in practices such as double ordering in order to increase a customer's allowance of available product. Accordingly, the Company's backlog as of any particular date should not be relied upon as an indication of the Company's actual sales for any future period.


PRODUCT DEVELOPMENT

    An important element of the Company's business strategy is the ongoing enhancement of existing products and the development of new products. During 1994 and 1995, the Company's product development efforts were primarily devoted to the development of its Zip and Jaz products, which began commercial shipment in March 1995 and December 1995, respectively. During 1996 the Company expects that its development efforts will be primarily focused on enhancing the features, developing higher capacity versions and reducing the production costs of its existing Zip, Jaz and Ditto products. In particular, there are projects underway to develop higher capacity removable-media disk drives and tape products, to develop different system interfaces for the Company's removable-media disk drive products, such as IDE interface versions of Zip and Jaz, and to develop smaller subsystem versions of the Company's products, including a version of Zip which could be installed in laptop computers.

    During 1993, 1994 and 1995, the Company's research and development expenses were $18,972,000, $15,438,000 and $19,576,000, respectively (or 12.9%, 10.9% and
6.0%, respectively, of sales). The decline in research and development spending from 1993 to 1994 was the result of the Company's decision to discontinue certain research and development projects relating to floptical technology, digital audiotape technology, and thin-film head development. Research and development spending in 1995 was primarily related to efforts focused on the Company's Zip, Jaz and Ditto product lines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company operates in an industry that is subject to both rapid technological change and rapid change in consumer demands. For example, over the last 10 years the typical hard disk drive included in a new personal computer has increased in capacity from approximately 40 MBs to over 1 GB while the price of a hard disk drive has remained constant or even decreased. The Company's future success will depend in significant part on its ability to continually develop and introduce, in a timely manner, new removable disk drives and tape products with improved features, and to develop and manufacture those new products within a cost structure that enables the Company to sell such products at lower prices than those of comparable products today. There can be no assurance that the Company will be successful in developing, manufacturing and marketing new and enhanced products that meet both the performance and price demands of the data storage market.

COMPETITION

    The Company believes that its Zip and Jaz products compete most directly with other removable-media data storage devices, such as magnetic cartridge disk drives, optical disk drives and "floptical" disk drives.

Current suppliers of removable-media data storage devices include Syquest Technology (which offers magnetic disk drives with removable cartridges based on hard drive technology), Panasonic (which offers the Power Drive, a removable optical drive) and Sony (which offers the MD-DATA drive, a disk drive based on removable magneto-optical technology). Although the Company believes that its Zip and Jaz products offer price, performance or usability advantages over the other removable-media storage devices available today, the Company believes that the price, performance and usability of existing removable-media products will improve and that other companies will introduce new removable-media storage devices. Accordingly, the Company believes its Zip and Jaz products will face increasingly intense competition. In particular, a consortium comprised of Compaq Computer, 3M and MKE has announced the Floptical 120, a high-capacity floptical drive that is compatible with conventional floppy disks. In addition, both Mitsumi and Swan Instruments are expected to introduce high-capacity, removable-media disk drives in 1996 that would also directly compete with Zip and Jaz. As new and competing removable-media storage solutions are introduced, it is possible that any such solution that achieves a significant market presence or establishes a number of significant OEM relationships will emerge as an industry standard and achieve a dominant market position. If such is the case, there can be no assurance that the Company's products would achieve significant market acceptance, particularly given the Company's size and market position vis-a-vis other competitors.

    To the extent that Zip and Jaz drives are used for incremental primary storage capacity, they also compete with conventional hard disk drives, which are offered by companies such as Seagate Technology, Western Digital
Corporation, Quantum Corporation, Conner Peripherals (which has announced its pending acquisition by Seagate Technology), Micropolis Corporation and Maxtor Corporation, as well as integrated computer manufacturers such as
Hewlett-Packard, IBM, Fujitsu, Hitachi and Toshiba. In addition, the leading suppliers of conventional hard disk drives could at any time determine to enter the removable-media storage market.

    The Company believes that it is currently the only source of supply for the disks used in its disk drives. However, this situation may change either as a result of another party succeeding in producing disks that are compatible with Zip and Jaz drives without infringing the Company's proprietary rights, or as a result of licenses granted by the Company to other parties.

    The Company's tape drives compete in the market for backup data storage with other QIC and DC2000-type products (which includes QIC and Irwin), including parallel port interface products. DC2000-type products currently offer capacities up to 4 GBs with compression. The Company's two major competitors in the tape drive market are Conner Peripherals and Colorado Memory Systems, a division of Hewlett-Packard. Tape drives may in the future encounter increased competition from other forms of removable-media storage devices. The tapes used in the Company's tape drives are available from a number of sources and the Company is not the primary source of supply for these tapes.

    In the OEM market for both its disk drives and tape drives, the Company competes with the vendors mentioned above, as well as with the manufacturers of personal computers, who may elect to manufacture data storage devices themselves.

    The Company intends to license its products or technology to other computer manufacturers on a royalty-bearing basis in order to increase market use and acceptance of its products and help promote them as industry standards. Accordingly, the Company expects to compete in the future with licensees of the Company's products.

    The Company believes that most consumers distinguish among competitive data storage products on the basis of some or all of the following criteria: price (cost per unit and cost per megabyte of storage capacity), performance (speed and capacity), functionality (reliability, product size and removability), ease of installation and use, and security of data. Price is a particularly important factor with respect to the Company's mass-market products (the Zip drive and the Ditto 420 and Ditto Easy 800 tape drives). An additional competitive consideration, particularly in the OEM market, is the size (form factor) of the drive. Winchester drives are available in 5 1/4-inch, 3 1/2-inch, 2 1/2-inch and 1.8-inch form factors. The most common form factor for Winchester and floppy drives is 3 1/2-inches. The Company currently offers 3 1/2-inch Zip, Jaz and Ditto drives and 5 1/4-inch Bernoulli disk drives.

    The data storage industry is highly competitive, and the Company expects that competition will substantially increase in the future. In addition, the data storage industry is characterized by rapid technological development. The Company competes with a number of companies that have greater financial, manufacturing and marketing resources than the Company. The introduction by a competitor of products with superior performance or substantially lower prices would adversely affect the Company's business.

PROPRIETARY RIGHTS

    The Company relies on a combination of patent, copyright and trade secret laws to protect its technology. The Company has filed approximately 40 U.S. and foreign patent applications relating to its Zip and Jaz drives and disks, although there can be no assurance that such patents will issue. The Company holds over 50 U.S. and foreign patents, three of which relate to its Ditto products and the remainder of which relate to its Bernoulli products. Although the Company believes that a combination of patent rights (pursuant to a number of pending patent applications) and copyright protection should prevent another party from manufacturing and selling disks that work effectively with the Company's Zip and Jaz drives (except pursuant to a license from the Company), there can be no assurance that the steps taken by the Company to protect such technology will be successful. If another party were to succeed in producing and selling Zip- or Jaz-compatible disks, the Company's sales would be materially adversely affected. Moreover, because the Company's Zip and Jaz disks have significantly higher gross margins than the Zip and Jaz drives, the Company's net income would be disproportionately affected by any such sales shortfall. Due to the rapid technological change that characterizes the Company's industry, the Company believes that the success of its disk drives will also depend on the technical competence and creative skill of its personnel than on the legal protections afforded its existing drive technology.

    As is typical in the data storage industry, from time to time the Company has been, and may in the future be, notified that it may be infringing certain patents and other intellectual property rights of others. The Company, however, is not currently aware of any threatened or pending legal challenge to the technology which is incorporated in its products which it expects to have a material adverse effect on its business or financial results. The Company has in the past been engaged in several patent infringement lawsuits, both as plaintiff and defendant. There can be no assurance that future claims will not result in litigation. If infringement were established, the Company could be required to pay damages or be enjoined from selling the infringing product. In addition, there can be no assurances that the Company will be able to obtain any necessary licenses on satisfactory terms. See "Risk Factors--Dependence on Proprietary Technology."

    Certain technology used in the Company's products is licensed on a royalty-bearing basis from third parties, including the backup software included with the Company's Ditto products and certain patent rights relating to Zip. The Company is in the process of negotiating a definitive license agreement for the Ditto backup software and, although it has entered into a letter agreement regarding the Zip patent rights, is in the process of negotiating a more detailed license agreement for the Zip patent rights. The failure to execute definitive agreements or the termination of any such license arrangements could have a material adverse effect on the Company's business and financial results.

EMPLOYEES

    As of December 31, 1995, the Company employed 1,667 persons (1,645 full-time and 22 part-time), including 143 in research and development, 1,209 in manufacturing, 139 in sales, marketing and service, 103 in general management and administration, and 73 in its European operations.

    The Company's business growth during 1995 has resulted in additional personnel needs and an increased level of responsibility for management personnel and the Company anticipates hiring a substantial number of new employees in the near future. There can be no assurance that the Company will be successful in hiring, integrating or retaining such personnel.

PROPERTIES

    The Company currently leases an aggregate of approximately 210,000 square feet of space in seven buildings located in Roy, Utah, where its executive offices, manufacturing and distribution facilities, and primary research and development facilities are located. The leases for these buildings expire at various dates from 1998 to 2000 and provide for an aggregate base rent of approximately $1,100,000 for 1996.

    The Company expects to lease an additional 70,000 square feet of space in the Roy area, which it estimates will cost an additional $765,000 in annual rent, by the end of 1996. Pending the availability of that space, the Company may rent additional space in the Roy area in 1996 on a temporary basis.

    The Company leases an 11,000 square foot facility in San Diego, California and a 10,000 square foot facility in San Jose, California, each for certain research and development activities. The Company may seek to increase its leased space in San Jose to approximately 50,000 square feet during 1996. The Company has also rented a 20,000 square foot facility in Freiburg, Germany for use as its European headquarters. In addition, the Company leases small sales offices, typically on a short-term basis, at 11 locations in the United States and in Canada, Austria, Belgium, France, Ireland, Italy, Spain and the United Kingdom.

LEGAL PROCEEDINGS

    There are no legal proceedings, other than ordinary routine litigation incidental to its business, to which the Company or its subsidiaries is a party or of which any of their property is the subject.

                                   MANAGEMENT

    The executive officers and directors of the Company are as follows:


NAME                                        AGE     POSITION
---------------------------------------  ---------  -------------------------------------------------------------
Kim B. Edwards (1)                          48      President, Chief Executive Officer and Director
Leonard C. Purkis                           47      Senior Vice President, Finance, and Chief Financial Officer
Srini Nageshwar                             53      Senior Vice President, Europe
Anton J. Radman, Jr.                        43      Senior Vice President, Strategic Business Development
Leon J. Staciokas                           68      Senior Vice President and Chief Internal Operating Officer
M. Wayne Stewart                            50      Senior Vice President, Operations
Edward D. Briscoe                           33      Vice President, Sales
Reed M. Brown                               42      Vice President, Manufacturing
Timothy L. Hill                             37      Vice President, Marketing
Willard C. Kennedy                          49      Vice President, Worldwide Logistics and Materials
Donald R. Sterling                          59      Vice President, Corporate Counsel and Secretary
John G. Thompson                            55      Vice President, Outsourcing
David J. Dunn (1)(2)                        65      Chairman of the Board of Directors
Willem H.J. Andersen (3)                    55      Director
Robert P. Berkowitz (4)                     60      Director
Anthony L. Craig (1)(3)                     50      Director
Michael J. Kucha (1)(2)(4)                  54      Director
John R. Myers (1)(3)                        59      Director
John E. Nolan, Jr. (4)                      68      Director
The Honorable John E. Sheehan (3)           66      Director


------------------------
(1) Member of the Executive Committee

(2) Member of the Nominating Committee

(3) Member of the Compensation Committee

(4) Member of the Audit Committee.

    Kim B. Edwards joined the Company as President and Chief Executive Officer on January 1, 1994. Mr. Edwards served as President and Chief Executive Officer of Gates Energy Products Inc., a manufacturer of rechargeable batteries and the successor of General Electric Battery Division, from March 1993 to December 1993. From January 1987 until March 1993, Mr. Edwards served in various other executive positions for Gates Energy Products Inc., including Vice President and General Manager of its Consumer Business Unit and Vice President of Marketing and Sales. Prior to that Mr. Edwards was employed for 18 years at General Electric Company in various marketing and sales positions.

    Leonard C. Purkis joined the Company as Senior Vice President, Finance and Chief Financial Officer in March 1995. Mr. Purkis also served as Treasurer of the Company from March 1995 until January 1996. Mr. Purkis joined Iomega following 12 years at General Electric Company, where his most recent assignment was as Senior Vice President of Finance at GE Capital Fleet Services. He also held positions in the Financial Services, Lighting and Plastics businesses, with assignments in Europe and the U.S.

    Srini Nageshwar was promoted to Senior Vice President, Europe in April 1991. Mr. Nageshwar joined the Company in January 1991 as Vice President, Europe. Prior to joining the Company, Mr. Nageshwar was Executive Vice President for Marketing, Sales and Operations of OAZ Communications, a network fax server company, from February 1990 to December 1990. Prior to that, he was President and Chief Operating Officer of Cumulus Corp., a memory peripherals manufacturing company, from January 1989 to February 1990. Prior to that, Mr. Nageshwar spent 24 years in marketing and general management positions with Hewlett-Packard, a computer company, most recently as Value-Added Business Manager.

    Anton J. Radman, Jr., has been Senior Vice President, Strategic Business Development since April 1995. Mr. Radman joined the Company in April 1980 and his previous positions with the Company have included Senior Vice President, Sales and Marketing, Senior Vice President, Corporate Development, President of the Bernoulli Optical Systems Co. (BOSCO) subsidiary of the Company, Vice President, Research and Development, Vice President, OEM Products and Sales Manager, and Senior Vice President, Micro Bernoulli Division.

    Leon J. Staciokas has been Senior Vice President and Chief Internal Operating Officer since April 1993. Mr. Staciokas joined the Company in August 1987 as Senior Vice President - Operations. He served as acting Chief Executive Officer of the Company from October 1993 until January 1994. Mr. Staciokas plans to retire during 1996, although he may continue with the Company for some period of time in a consulting role.

    M. Wayne Stewart joined the Company as Senior Vice President, Operations in January 1996. Prior to that, Mr. Stewart was Vice President of Global Manufacturing Concepts and Engineering Services at Whirlpool Corporation, a consumer appliance company, from January 1995 to December 1995. From September 1970 to December 1994, Mr. Stewart was Manufacturing Manager for Hewlett-Packard.

    Edward D. Briscoe joined the Company as Vice President, Sales in January 1995. From May 1993 to January 1995, Mr. Briscoe was Director of Sales and Marketing for Apple Computer's Personal Interactive Electronics Division. Prior to that, Mr. Briscoe was Executive Assistant to the President of Apple USA. From July 1987 to April 1992, he held various sales management positions with Apple Computer, Inc. Previously, Mr. Briscoe was an Account Marketing Representative for IBM, Inc. from June 1984 to July 1987.

    Reed M. Brown joined the Company as Vice President, Manufacturing in February 1996. Prior to that, Mr. Brown was Director of Manufacturing at Quantum Corporation, a manufacturer of hard disk drives, from March 1994 to January 1996. From January 1979 to February 1994, Mr. Brown was Production Manager for Hewlett-Packard Company.

    Timothy L. Hill joined the Company as Vice President, Marketing in July 1994. Mr. Hill was Vice President, Marketing of Falcon Microsystems, a federal reseller and systems integrator, from August 1993 to July 1994. Prior to that, Mr. Hill was Director of Marketing and Sales for the Consumer Business Division of Gates Energy Products from January 1988 to August 1993. Prior to January 1988, Mr. Hill was Marketing Manager for the Consumer Camera Products Division of Polaroid Corporation, a producer of photography equipment and supplies.

    Willard C. Kennedy joined the Company as Vice President, Worldwide Logistics and Materials in November 1995. From January 1994 to November 1995, he was Senior Vice President and General Manager of the Digital Videocommunications Systems for Philips Consumer Electronics. He also held positions at Philips Consumer Electronics as Vice President of Logistics from October 1992 to January 1994 and Vice President of Purchasing from September 1990 to October 1992. Before joining Philips, Mr. Kennedy held a variety of management positions in manufacturing, purchasing and engineering over a period of 20 years with General Electric Company.

    Donald R. Sterling was promoted to Vice President, Corporate Counsel and Secretary in April 1994. Prior to that, he was Vice President for Legal Affairs and Secretary from August 1993 to March 1994. Mr. Sterling joined the Company in September 1988.

    John G. Thompson has been Vice President, Outsourcing since January 1996. He was Vice President, Corporate Manufacturing from January 1993 to January 1996. Prior to that, Mr. Thompson was Vice President, Materials, Procurement and Engineering Services from March 1988 until January 1992. Mr. Thompson was Vice President/Controller of the Company from January 1988 until March 1988.

    David J. Dunn has been Chairman of the Board of Directors since 1980. Mr. Dunn has been Managing General Partner of Idanta Partners Ltd., a venture capital firm, since 1971.

    Willem H.J. Andersen has been a director of the Company since 1994. Mr. Andersen has been a private consultant since February 1995. From June 1992 until February 1995, he was Chief Executive Officer and a director of Comlinear Corporation, a semi-conductor manufacturer. From November 1986 until June 1992, he was Chief Executive Officer of Laser Magnetic Storage International Company, a designer and manufacturer of optical and tape mass-storage equipment. Mr. Andersen is a director of Analytical Survey, Inc.

    Robert P. Berkowitz has been a director of the Company since 1983. Mr. Berkowitz has been a private consultant since March 1992. From August 1991 until March 1992, he was President and Chief Executive Officer of CimTelligence Systems, a developer of process planning software for the manufacturing industry. Previously, he had been a private investor and a writer since August 1988.


    Anthony L. Craig has been a director of the Company since 1990. Mr. Craig has been President and Chief Executive Officer of Global Knowledge Network Incorporated, a worldwide provider of learning services for corporate information systems and technology, since February 1996. From October 1993 to January 1996, he was Vice President, Worldwide Sales Operations of Digital Equipment Corporation, a computer manufacturer. He was Senior Vice President, International of Oracle Corporation, a computer software company, from June 1992 until June 1993. From March 1992 until June 1992, he was a private investor.
Previously, from June 1990 until February 1992, he was President and Chief Executive Officer of C3 Inc., a manufacturer of custom computing workstations. He is a director of Bell Industries, Inc.


    Michael J. Kucha has been a director of the Company since 1980. Mr. Kucha has been President and CEO of ERISS Corporation, an information services company, since January 1996. He has also been President of Melvin C. Dill Co., Inc., a manufacturer of industrial labels, since October 1990. He was a private investor from May 1989 until October 1990. He served as Chief Executive Officer of the Company from January 1987 until May 1989.


    John R. Myers has been a director of the Company since April 1994. Since July 1994, Mr. Myers has been Chairman of Garrett Aviation Services, a provider of modification and upgrade services for corporate jet aircraft. From December 1993 to July 1994, he was a private consultant. From June 1992 until October 1993, he was an executive officer of Thiokol Corporation, a manufacturer of rocket motors and specialty fastener devices, initially serving as Chief Operating Officer and later as Chief Executive Officer. From 1980 until 1992, he was President of Textron Lycoming, a producer of piston and turbine engines. He is a director of Curtiss-Wright Corporation.


    John E. Nolan, Jr. has been a director since 1993. Mr. Nolan has been a Partner at the law firm of Steptoe & Johnson since 1963. He is a director of Hooper Holmes, Inc.

    The Honorable John E. Sheehan has been a director of the Company since 1990. Mr. Sheehan, an entrepreneur since 1976, is a director and the principal stockholder of several of the privately owned enterprises which he founded. He is Chairman and Chief Executive Officer of Rhome Management Co., which provides oversight to his various corporate interests. He is also a member of the Board of Trustees for the Harvard Business School Alumni Association and Chairman of the Board of Trustees of the U.S. Naval Academy Alumni Association. Mr. Sheehan is a former member, Board of Governors of the Federal Reserve System.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 31, 1996 by (i) each person or entity known to the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors and
(iii) all directors and executive officers as a group.


                                                                                 NUMBER OF SHARES     PERCENTAGE OF
                                                                                   BENEFICIALLY        OUTSTANDING
                                                                                    OWNED (1)          SHARES (2)
                                                                               --------------------  ---------------
Idanta Partners Ltd. (3).....................................................         7,989,678             13.6%
  4660 La Jolla Village Drive
  Suite 775
  San Diego, CA 92122
Willem H.J. Andersen (4).....................................................            21,510             *
Robert P. Berkowitz..........................................................                 0            --
Anthony L. Craig.............................................................            63,750             *
David J. Dunn (5)............................................................         8,331,414             14.1
Kim B. Edwards (6)...........................................................           735,525              1.2
Michael J. Kucha (7).........................................................            37,758             *
John R. Myers (8)............................................................            21,750             *
John E. Nolan, Jr. (9).......................................................            67,500             *
The Honorable John E. Sheehan (10)...........................................           306,000             *
All current directors and executive officers as a group
  (20 persons) (11)..........................................................        11,736,798             19.2


------------------------
  * Less than 1%.


 (1) The inclusion herein of any shares of Common Stock as beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole investment and voting power with respect to the shares listed. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), each person is deemed to beneficially own (i) any shares issuable upon the exercise of stock options held by such person that are currently exercisable or that become exercisable within 60 days after January 31, 1996 (and any reference in these footnotes to shares subject to stock options held by the stockholder in question refers only to such shares) and (ii) any shares issuable to such person under the Company's 1991 Stock Purchase Plan within 60 days after January 31, 1996 (and any reference in these footnotes to shares issuable to the stockholder in question under the 1991 Stock Purchase Plan refers to only such shares).


 (2) Number of shares deemed outstanding for purposes of calculating these percentages is comprised of the 58,923,372 shares outstanding as of January 31, 1996, plus any shares subject to stock options held by the person in question and any shares issuable to the person in question under the 1991 Stock Purchase Plan.

 (3) David J. Dunn, a director of the Company, Dev Purkayastha and Perse Failey are the general partners of Idanta Partners Ltd. and share voting and dispositive power with respect to such shares.

 (4) Includes 18,750 shares subject to a stock option held by Mr. Andersen.

 (5) Includes 7,989,678 shares held by Idanta Partners Ltd., of which Mr. Dunn is Managing General Partner, and 341,736 shares held by a family trust, of which Mr. Dunn is trustee.

 (6) Includes 496,875 shares subject to stock options held by Mr. Edwards. Also includes 3,000 shares held by Mr. Edwards' wife, as to which shares Mr. Edwards disclaims beneficial ownership.

 (7) Includes 7,500 shares held by Mr. Kucha as custodian for his children, as to which shares Mr. Kucha disclaims beneficial ownership. Also includes 258 shares held as co-trustee with his wife, as to which shares Mr. Kucha has shared voting and investment power, and 30,000 shares subject to stock options held by Mr. Kucha.

 (8) Includes 18,750 shares subject to a stock option held by Mr. Myers.

 (9) Includes 37,500 shares subject to a stock option held by Mr. Nolan.

(10) Includes 93,750 shares subject to a stock option held by Mr. Sheehan. Also includes 66,000 shares held by Mr. Sheehan's wife, as to which shares Mr. Sheehan disclaims beneficial ownership.

(11) Includes 7,989,678 shares of Common Stock held by Idanta Partners Ltd. Also includes an aggregate of 2,280,030 shares subject to stock options and an aggregate of 1,191 shares issuable under the 1991 Stock Purchase Plan.

                              DESCRIPTION OF NOTES

    The Notes are to be issued under an Indenture, to be dated as of March , 1996 (the "Indenture"), between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Notes and the Indenture, though accurate, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. As used in this "Description of Notes," the "Company" refers to Iomega Corporation and does not include its subsidiaries.

GENERAL

    The Notes will represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes will be limited to $40,000,000 aggregate principal amount ($46,000,000 if the Underwriter's over-allotment option is exercised in full), will be issued only in denominations of $1,000 or any integral multiple thereof and will mature on March 15, 2001, unless earlier redeemed at the option of the Company or repurchased upon a Repurchase Event (as defined). The Notes will be issued only in fully registered form, without coupons.

    The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness or issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Repurchase at Option of Holders Upon Repurchase Event" below.


    The Notes will bear interest at the annual rate set forth on the front cover of this Prospectus from March , 1996, payable semiannually on March 15 and September 15 of each year, commencing on September 15, 1996, to the holders of record at the close of business on the preceding March 1 or September 1, as the case may be (other than with respect to a Note or portion thereof redeemed on a redemption date or repurchased in connection with a Repurchase Event after the record date and prior to (but excluding) the next succeeding interest payment date, in which case accrued interest shall be payable to the extent required as part of the redemption or repurchase price). Principal of, and premium, if any, and interest on the Notes will be payable at the offices or agencies of the Company in New York, New York, and the Notes may be presented for registration of transfer and exchange, conversion or redemption at the office of the Trustee in New York, New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the registered holder of the Note, provided that a holder of Notes with an aggregate principal amount equal to or in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


    No service charge will be made for any registration of transfer or exchange, conversion or redemption of Notes, but the Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection therewith (other than any tax solely in respect of the issue of Common Stock upon conversion).

CONVERSION OF NOTES

    The holders of Notes will be entitled at any time after 60 days following the latest date of original issuance of the Notes through the close of business on the final maturity date of the Notes, subject to prior redemption or repurchase, to convert the principal amount of any Notes or portions thereof (in denominations of $1,000 or integral multiples thereof) into Common Stock of the Company, at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any shares of Common Stock issued upon conversion of such Notes. If any Notes not called for redemption are surrendered for conversion after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds payable to the Company equal to the interest payable on such succeeding interest payment date on the principal amount being converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the second business day preceding the date fixed for redemption unless the Company defaults in payment of the redemption price. In the case of a Note in respect of which a holder is exercising its option to require repurchase upon a Repurchase Event, the conversion right will expire at the close of business on the repurchase date unless the Company defaults in payment of the repurchase price.

    The initial conversion price of $ per share of Common Stock is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the Current Market Price (as defined) of the Common Stock; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid in cash); (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock) and (y) 3.75% of the average of the daily Closing Prices (as defined) of the Common Stock for the ten consecutive Trading Days (as defined) immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; (vi) payment in respect of a tender or exchange offer made by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and the value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to such clause (v). The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

    Upon conversion of the Notes, the holders will receive, in addition to the Common Stock issuable upon such conversion, an appropriate number of Common Stock purchase rights issuable under the Company's Rights Plan (as defined) and described under "Description of Capital Stock -- Rights Plan"), whether or not such rights have separated from the Common Stock at the time of conversion. In addition, the Indenture provides that if the Company implements a new stockholders' rights plan, such new plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, the rights issuable under such plan (whether or not such rights have separated from the Common Stock at the time of conversion).

    In the case of (i) any reclassification or change of the Common Stock (other than one described in clause (ii) of the first sentence of the second preceeding paragraph) or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, securities, or other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance, assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

    In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

    The Company, from time to time and to the extent permitted by law, may reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes.

    No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken in account in any subsequent adjustment.

    Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

    The Notes are not entitled to any sinking fund. At any time on or after March 15, 1999, the Notes will be redeemable at the Company's option on at least 30 and not more than 60 days' notice as a whole or, from time to time, in part at the following prices (expressed as percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption:

YEAR                                                                     REDEMPTION PRICE
-----------------------------------------------------------------------  ----------------
1999...................................................................              %
2000...................................................................


    If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot or, in its discretion, on a pro rata basis with such adjustments up to $1,000 in order to maintain the minimum denominations of the Notes. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes are selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed (so far as may be) to be taken from the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS UPON REPURCHASE EVENT

    The Indenture provides that if a Repurchase Event (as defined) occurs, each holder of Notes shall have the right to require the Company to repurchase all of such holder's Notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 30 days after the date of the Company Notice (as defined), at a price in cash equal to 100% of the principal amount thereof (the "Repurchase Price"), plus accrued and unpaid interest to, but excluding, the Repurchase Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on the Repurchase Date).

    Within 30 days after the occurrence of a Repurchase Event, the Company or, at the Company's request, the Trustee is obligated to give all holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Repurchase Event and of the repurchase right arising as a result thereof (unless the Company shall have theretofore called for redemption all of the outstanding Notes). The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a holder of Notes must deliver on or before the 30th day after the date of the Company Notice written notice of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer to the Company.

    A "Repurchase Event" shall be deemed to have occurred at such time as:

         (i) any Person (including any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act), other than the Company, any subsidiary of the Company, or any employee benefit plan of the Company or any such subsidiary, is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving the Company), of shares of capital stock of the Company entitling such Person to exercise in excess of 50% of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors; or

        (ii) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction pursuant to which the holders of the Common Stock immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors and (b) any merger
    (1) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company, or (2) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock);

provided, however, that a Repurchase Event shall not be deemed to have occurred if either (a) the Closing Price per share of the Common Stock for any five Trading Days within the period of ten consecutive Trading Days ending immediately before the Repurchase Event shall equal or exceed 105% of the conversion price of the Notes in effect on each such trading day or (b) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Repurchase Event consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Repurchase Event) and as a result of such transaction or transactions the Notes become convertible solely into such common stock. The term "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act.

    To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase Notes at the option of the holders thereof upon a Repurchase Event.

    The Repurchase Event feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The repurchase right is not the result of management's knowledge of any effort to accumulate Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between the Company and the Underwriter.

    The foregoing provisions would not necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, a change in control of the Company or other transactions involving the Company that may adversely affect holders of the Notes.

    The Company's ability to repurchase Notes upon the occurrence of a Repurchase Event is subject to limitations. If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. In addition, the occurrence of certain Repurchase Events would constitute an event of default under certain of the Company's current debt agreements, and the Company's repurchase of Notes as a result of the occurrence of a Repurchase Event may be prohibited or limited by, or create an event of default under, the terms of future agreements relating to borrowings of the Company, including agreements relating to Senior Indebtedness. In the event a Repurchase Event occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Notes. Any failure by the Company to repurchase the Notes when required following a Repurchase Event would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "Subordination of Notes" below and "Risk Factors -- Subordination."

SUBORDINATION OF NOTES


    The indebtedness evidenced by the Notes is subordinated, to the extent provided in the Indenture, to the prior payment in full of all Senior Indebtedness (as defined on page 48). In addition, as described more fully below, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities of subsidiaries of the Company. At January 28, 1996, (a) the Company had approximately $60.3 million of outstanding indebtedness that would have constituted Senior Indebtedness and (b) subsidiaries of the Company had approximately $18.8 million of outstanding indebtedness and other liabilities (excluding (i) intercompany liabilities, (ii) indebtedness included in Senior Indebtedness because it is guaranteed directly or indirectly by the Company and (iii) liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles), as to which the Notes would have been effectively subordinated.


    Upon any payment by the Company or distribution of assets of the Company resulting from any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, or interest on the Notes is subordinated, to the extent provided in the Indenture, in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture will require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    The Company also may not make any payment upon or in respect of the Notes if
(i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received if the maturity of such Designated Senior Indebtedness has not been accelerated, unless the Indenture otherwise prohibits the payment at the time of such payment. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal of, premium, if any, and interest on the Notes that have become due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    By reason of the subordination provisions described above, holders of Senior Indebtedness may, in the event of the Company's bankruptcy, dissolution or reorganization, receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

    The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is "pari passu" or "junior" to the Notes. Notwithstanding the foregoing, Senior Indebtedness shall not include any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company. The term "Indebtedness" means, with respect to any Person, and without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person as lessee required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person, and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with any lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,
(e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d), (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person and, (g) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f). The term "Designated Senior Indebtedness" means Indebtedness under the Company's existing loan agreements with Wells Fargo and First Security Bank of Utah, and any other Senior Indebtedness if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

    The Notes are obligations exclusively of the Company. Since the operations of the Company are partially conducted through its subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company are partially dependent upon the earnings of such subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those subsidiaries to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, distributions, loans or other payments. In addition, the payment of dividends or distributions and the making of loans and other payments to the Company by any such subsidiaries could be subject to statutory or contractual restrictions, could be contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

    Any right of the Company to receive any assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.


    At January 28, 1996, the Company had approximately $60.3 million of outstanding indebtedness which would have constituted Senior Indebtedness and subsidiaries of the Company had approximately $18.8 million of outstanding indebtedness and other liabilities (excluding (i) intercompany liabilities, (ii) indebtedness included in Senior Indebtedness because it is guaranteed directly or indirectly by the Company and (iii) liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles) to which the Notes would have been effectively subordinated. The Company intends to use a portion of the net proceeds of this offering to repay a portion of the outstanding amounts under its bank loan agreements, which constitute Senior Indebtedness (although it may subsequently borrow additional amounts under such loan agreements). See "Use of Proceeds". The Indenture contains no limitations on either (i) the amount of additional indebtedness, including Senior Indebtedness, which the Company may create, incur, assume or guarantee, or (ii) the amount of indebtedness and other liabilities which any subsidiary may create, incur, assume or guarantee.


    In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of and shall be paid over to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

    The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will be senior to claims of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT AND REMEDIES

    An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any, on the Notes (including, without limitation, any redemption price or repurchase price payable with respect to any
Note); default for 30 days in payment of any installment of interest on the Notes; default by the

Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; failure of the Company or any subsidiary to make any payment at maturity in respect of Money Indebtedness (as defined) in an amount in excess of $25,000,000 and continuance of such failure for 30 days; default by the Company or any subsidiary with respect to any Money Indebtedness, which default results in the acceleration of Money Indebtedness in an amount in excess of $25,000,000 without such Money Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled within 30 days after notice as provided in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the Trustee in good faith determines it in the interest of the holders of the Notes to do so.


    The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and accrued interest on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding. In the case of certain events of bankruptcy, insolvency or reorganization, the principal of and accrued interest on the Notes shall automatically become and be immediately due and payable.

    The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

MODIFICATIONS OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to repurchase any Note upon the happening of a Repurchase Event in a manner adverse to holders of Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes in any material respect, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes without the consent of the holders of all of the Notes then outstanding.

SATISFACTION AND DISCHARGE

    The Company may discharge its obligations under the Indenture while Notes remain outstanding if (i) all outstanding Notes will become due and payable at their scheduled maturity within one year or (ii) all outstanding Notes are redeemed within one year, and, in either case, the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

    The Indenture and the Notes provide that they are to be governed in accordance with the laws of the Commonwealth of Massachusetts.

THE TRUSTEE

    The Trustee under the Indenture has been appointed by the Company as the paying agent, conversion agent, registrar and custodian with regard to the Notes. The Trustee or its affiliates may from time to time in the future provide banking and other services to the Company in the ordinary course of their business.

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
    The Indenture contains certain limitations on the rights of the Trustee, in the event it or any of its affiliates becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions with the Company; provided, however, that if the Trustee or any such affiliate acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

    In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the same degree of care and skill as a prudent person would use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, $.03 1/3 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of December 31, 1995, there were outstanding 58,819,335 shares of Common Stock held by 2,634 stockholders of record. Of the 5,000,000 authorized shares of Preferred Stock, 250,000 shares have been designated as Series C Junior Participating Preferred Stock (none of which are outstanding), and 4,750,000 shares remain available for designation by the Board of Directors in the future.

    The following summary of certain provisions of the Company's Common Stock, Preferred Stock, Certificate of Incorporation and By-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Company's Certificate of Incorporation and By-laws included as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of the holders of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company and subject to the prior rights of the holders of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any shares of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

    The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 4,750,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

RIGHTS PLAN

    In July 1989, the Company adopted a Shareholder Rights Plan and declared a dividend of four-fifteenths of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock ("Series C Preference Stock") at an exercise price of $15. The Rights will be exercisable only if a person or group has acquired beneficial ownership of 20% or more of the Common Stock of the Company or announced a tender or exchange offer that would result in such a person or group owning 30% or more of the Common Stock. The Company generally will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a 20% stock position has been acquired and in certain other circumstances.

    If any person or group becomes a beneficial owner of 25% or more of the Common Stock (except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside members of the Board of Directors) or if a 20% stockholder consolidates or merges into or engages in certain self-dealing transactions with the Company, each Right not owned by a 20% stockholder will enable its holder to purchase such number of shares of Common Stock as is equal to the exercise price of the Right divided by one-half of the market price of the Common Stock on the date of the occurrence of the event. In addition, if the Company engages in a merger or other business combination with another person or group in which it is not the surviving corporation or in connection with which its Common Stock is changed or converted, or if the Company sells or transfers 50% or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase such number of shares of Common Stock of such other person as is equal to the exercise price of the Right divided by one-half of the market price of such Common Stock on the date of the occurrence of the event.

    Because of the nature of the Series C Preferred Stock's dividend, liquidation and voting rights, the value of four fifteen-hundredths of a share of Series C Preferred Stock purchasable upon exercise of the four-fifteenths of a Right associated with each share of Common Stock should approximate the value of one share of Common Stock.

    The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    The Company's Certificate of Incorporation and By-Laws provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of stockholders or by a written consent signed by all holders of outstanding voting stock, and that special meetings of stockholders may be called only by the Board of Directors or the President of the Company. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new Directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

    The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Certificate of Incorporation also contains provisions obligating the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriter, Hambrecht & Quist LLC, has agreed to purchase all of the Notes from the Company. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and the Company's independent auditors. The nature of the Underwriter's obligation is such that it is committed to purchase all of the Notes offered hereby if any of such Notes are purchased. The Underwriter proposes to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per Note. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $ per Note to certain other dealers. After the offering contemplated hereby, the offering price and other selling terms may be changed by the Underwriter.

    The Company has granted to the Underwriter an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to an additional $6,000,000 principal amount of Notes at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. The Company will be obligated, pursuant to the option, to sell such Notes to the Underwriter to the extent the option is exercised. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of Notes offered hereby.

    The offering of the Notes is made for delivery when, as and if accepted by the Underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriter reserves the right to reject an order for the purchase of Notes in whole or in part.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the Underwriter may be required to make in respect thereof.

    The executive officers and directors of the Company have agreed, with certain limited exceptions, that they will not, without the prior written consent of the Underwriter, offer, sell, or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock owned by them during the 90-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of the the Underwriter, offer, sell, grant any option to purchase or otherwise dispose of any shares of Common Stock during the 90-day period following the date of this Prospectus (except pursuant to employee and director stock plans).

                                 LEGAL MATTERS

    The validity of the Notes offered hereby and the shares of Common Stock issuable upon conversion thereof will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Partners of Hale and Dorr beneficially own 93,750 shares of Common Stock of the Company. Certain legal matters will be passed upon for the Underwriter by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements and schedule included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such documents can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is quoted on the Nasdaq Stock Market. Reports and other information concerning the Company may be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the Notes offered hereby and the Common Stock issuable upon conversion thereof. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, the Notes and its Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or document (if any) filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be examined without charge at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such materials may be obtained from the SEC at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the SEC are incorporated herein by reference:

    (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

    (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended April 2, July 2 and October 1, 1995;

    (3) the Company's Current Report on Form 8-K dated February 1, 1996;

    (4) the Company's Form 10-C filed on February 6, 1996; and

    (5) the Company's Registration Statement on Form 8-A registering the Common Stock under Section 12(g) of the Exchange Act.


    All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to March 7, 1996 and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Secretary of the Company, 1821 West Iomega Way, Roy, Utah 84067 (telephone: (801) 778-1000).

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants..............................................        F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995..........................        F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
 1995.................................................................................        F-5
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993,
 1994 and 1995........................................................................        F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
 1995.................................................................................        F-9
Notes to Consolidated Financial Statements............................................       F-10

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Iomega Corporation:

    We have audited the accompanying consolidated balance sheets of Iomega Corporation (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iomega Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As explained in Note 3 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes.

                                          ARTHUR ANDERSEN LLP
Salt Lake City, Utah
January 26, 1996

                      IOMEGA CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                     ASSETS

                                                                 DECEMBER 31,
                                                             ---------------------
                                                               1994        1995
                                                             ---------   ---------
 Current assets:

   Cash and cash equivalents...............................  $  16,861   $   1,023

   Temporary investments...................................      2,932          --

   Trade receivables, less allowance for doubtful accounts
    of $1,627 and $1,861, respectively.....................     18,892     105,955

   Inventories.............................................     17,318      98,703

   Deferred tax assets.....................................        477       2,778

   Other current assets....................................      4,077       3,673
                                                             ---------   ---------
       Total current assets................................     60,557     212,132
                                                             ---------   ---------

 Equipment and leasehold improvements, at cost:
   Machinery and equipment.................................     45,585      67,812
   Leasehold improvements..................................      6,034       6,475
   Furniture and fixtures..................................      4,737       4,805
   Equipment and construction in process...................      2,837      24,057
                                                             ---------   ---------
                                                                59,193     103,149

   Less: Accumulated depreciation and amortization.........    (43,917)    (49,779)
                                                             ---------   ---------
                                                                15,276      53,370
                                                             ---------   ---------
 Deferred tax assets.......................................         --         520
                                                             ---------   ---------
 Other assets..............................................         --         205
                                                             ---------   ---------
                                                             $  75,833   $ 266,227
                                                             ---------   ---------
                                                             ---------   ---------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1994       1995
                                                              --------   ---------
 Current liabilities:
   Notes payable............................................  $     --   $  47,640
   Accounts payable.........................................     7,228      94,782
   Bank overdraft...........................................        --      11,833
   Accrued payroll and bonus................................     3,047       6,777
   Deferred revenue.........................................     1,947       3,207
   Accrued vacation.........................................     1,954       2,939
   Accrued warranty.........................................     3,943       4,652
   Other accrued liabilities................................     7,620      21,756
   Income taxes payable.....................................        --       5,141
   Current portion of capitalized lease obligations.........        --         782
                                                              --------   ---------
       Total current liabilities............................    25,739     199,509
                                                              --------   ---------
 Capitalized lease obligations, net of current portion......        --       1,481
                                                              --------   ---------
 Notes payable, net of current portion......................        --       2,551
                                                              --------   ---------
 Commitments and contingencies (Note 4)
 Redeemable Series A Convertible Preferred Stock;
  outstanding 258,816 shares................................     1,031          --
                                                              --------   ---------
 Stockholders' equity:
   Preferred Stock, $0.01 par value; authorized 4,750,000
    shares..................................................        --          --
   Series C Junior Participating Preferred Stock; authorized
    250,000 shares, none issued.............................        --          --
   Common Stock, $.03 1/3 par value; authorized 150,000,000
    shares; issued 55,559,247 and 58,819,335 shares,
    respectively............................................     1,852       1,960
   Notes receivable from stockholders.......................      (597)         --
   Additional paid-in capital...............................    47,023      51,473
   Retained earnings........................................       785       9,253
                                                              --------   ---------
       Total stockholders' equity...........................    49,063      62,686
                                                              --------   ---------
                                                              --------   ---------
                                                              $ 75,833   $ 266,227
                                                              --------   ---------
                                                              --------   ---------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEARS ENDED DECEMBER 31,
                                                  ---------------------------------
                                                    1993        1994        1995
                                                  ---------   ---------   ---------
 Sales..........................................  $ 147,123   $ 141,380   $ 326,225
 Cost of sales..................................     92,585      92,453     235,838
                                                  ---------   ---------   ---------
 Gross margin...................................     54,538      48,927      90,387
                                                  ---------   ---------   ---------
 Operating expenses:
   Selling, general and administrative..........     38,862      36,862      57,189
   Research and development.....................     18,972      15,438      19,576
   Restructuring costs (reversal)...............     14,131      (2,491)         --
                                                  ---------   ---------   ---------
       Total operating expenses.................     71,965      49,809      76,765
                                                  ---------   ---------   ---------
 Operating income (loss)........................    (17,427)       (882)     13,622
   Foreign currency gain (loss).................        328         353      (1,243)
   Interest income..............................        620         871         537
   Interest expense.............................        (70)        (15)     (1,652)
   Other income (expense).......................       (107)       (301)        375
                                                  ---------   ---------   ---------
 Income (loss) before income taxes and
  cumulative effect of accounting change........    (16,656)         26      11,639
 Provision for income taxes.....................       (206)     (1,908)     (3,136)
                                                  ---------   ---------   ---------
 Net income (loss) before cumulative effect of
  accounting change.............................    (16,862)     (1,882)      8,503
 Cumulative effect of accounting change.........      2,337          --          --
                                                  ---------   ---------   ---------
   Net income (loss)............................  $ (14,525)  $  (1,882)  $   8,503
                                                  ---------   ---------   ---------
 Net income (loss) per common share:
   Net income (loss) before cumulative effect of
    accounting change...........................  $   (0.31)  $   (0.03)  $    0.14
   Cumulative effect of accounting change.......       0.04          --          --
                                                  ---------   ---------   ---------
   Net income (loss)............................  $   (0.27)  $   (0.03)  $    0.14
                                                  ---------   ---------   ---------
                                                  ---------   ---------   ---------
 Weighted average common chares outstanding.....     54,318      55,419      60,180

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       NOTES
                                                   COMMON STOCK      RECEIVABLE    ADDITIONAL
                                                ------------------      FROM        PAID-IN      RETAINED     TREASURY
                                                  SHARES    AMOUNT  STOCKHOLDERS    CAPITAL      EARNINGS       STOCK     TOTAL
                                                ----------  ------  ------------   ----------   -----------   ---------  --------
Balances at December 31, 1992.................  53,632,656  $1,788     $   --       $57,746      $ 17,347     $ (11,857) $ 65,024
Sale of shares to employees at an average
 price of $0.69 cash per share................     570,888      19         --           373            --            --       392
Sale of shares to officer at an average price
 of $0.68 per share for a note receivable.....     882,000      29       (597)          568            --            --        --
Accretion of Series A Convertible Preferred
 Stock redemption premium.....................          --      --         --           (51)           --            --       (51)
Dividends on Series A Convertible Preferred
 Stock........................................          --      --         --            --           (78)           --       (78)
Tax benefit from early dispositions of
 employee stock...............................          --      --         --           214            --            --       214
Recognition of compensation from Employee
 Stock Purchase Plan..........................          --      --         --            84            --            --        84
Issuance of 34,563 treasury shares under
 Employee Stock Purchase Plan.................          --      --         --           (30)           --            60        30
Net loss......................................          --      --         --            --       (14,525)           --   (14,525)
                                                ----------  ------     ------      ----------   -----------   ---------  --------
Balances at December 31, 1993.................  55,085,544  $1,836     $ (597)      $58,904      $  2,744     $ (11,797) $ 51,090

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       NOTES
                                                                     RECEIVABLE    ADDITIONAL
                                                                        FROM        PAID-IN      RETAINED     TREASURY
                                                  SHARES    AMOUNT  STOCKHOLDERS    CAPITAL      EARNINGS       STOCK     TOTAL
                                                ----------  ------  ------------   ----------   -----------   ---------  --------
Sale of shares to employees at an average
 price of $0.56 cash per share................     473,703      16         --           240            --            --       256
Purchase of 390,000 shares at an average cost
 of $0.78 cash per share......................          --      --         --            --            --          (305)     (305)
Accretion of Series A Convertible Preferred
 Stock redemption premium.....................          --      --         --           (55)           --            --       (55)
Dividends on Series A Convertible Preferred
 Stock........................................          --      --         --            --           (77)           --       (77)
Tax benefit from early dispositions of
 employee stock...............................          --      --         --            28            --            --        28
Recognition of compensation from Employee
 Stock Purchase Plan..........................          --      --         --             8            --            --         8
Issuance of 15,171 treasury shares under
 Employee Stock Purchase Plan.................          --      --         --           (17)           --            17        --
Five-for-four Common Stock split effected in
 the form of a 25% stock dividend.............          --      --         --       (12,085)           --        12,085        --
Net loss......................................          --      --         --            --        (1,882)           --    (1,882)
                                                ----------  ------     ------      ----------   -----------   ---------  --------
Balances at December 31, 1994.................  55,559,247  $1,852     $ (597)      $47,023      $    785     $      --  $ 49,063

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       NOTES
                                                                     RECEIVABLE    ADDITIONAL
                                                                        FROM        PAID-IN      RETAINED     TREASURY
                                                  SHARES    AMOUNT  STOCKHOLDERS    CAPITAL      EARNINGS       STOCK     TOTAL
                                                ----------  ------  ------------   ----------   -----------   ---------  --------
Sale of shares to employees at an average
 price of $0.83 cash per share................   2,429,751      81         --         1,945            --            --     2,026
Sale of shares to an officer at an average
 price of $0.57 per share for a note
 receivable...................................     496,875      16       (283)          267            --            --        --
Accretion of Series A Convertible Preferred
 Stock redemption premium.....................          --      --         --           (14)           --            --       (14)
Dividends on Series A Convertible Preferred
 Stock........................................          --      --         --            --           (35)           --       (35)
Tax benefit from early dispositions of
 employee stock...............................          --      --         --           860            --            --       860
Recognition of compensation from Employee
 Stock Purchase Plan..........................          --      --         --           185            --            --       185
Conversion of Series A Convertible Preferred
 Stock to Common Stock........................     318,600      11         --         1,194            --            --     1,205
Issuance of Common Shares under Employee Stock
 Purchase Plan................................      14,862      --         --            13            --            --        13
Collection of notes receivable from
 stockholders.................................          --      --        880            --            --            --       880
Net income....................................          --      --         --            --         8,503            --     8,503
                                                ----------  ------     ------      ----------   -----------   ---------  --------
Balances at December 31, 1995.................  58,819,335  $1,960     $   --       $51,473      $  9,253     $      --  $ 62,686
                                                ----------  ------     ------      ----------   -----------   ---------  --------
                                                ----------  ------     ------      ----------   -----------   ---------  --------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                       YEARS ENDED DECEMBER 31,
                                                   --------------------------------
                                                     1993        1994       1995
                                                   ---------   --------   ---------
 Increase (Decrease) in Cash and Cash Equivalents
 Cash Flows from Operating Activities:
     Net Income (Loss)...........................  $ (14,525)  $ (1,882)  $   8,503
     Non-Cash Revenue and Expense Adjustments:
         Depreciation and amortization expense...      8,472      6,853       8,943
         Cumulative effect of accounting
           change................................     (2,337)        --          --
         Deferred income tax provision
           (benefit).............................         --      4,508      (2,821)
         Change in restructuring reserves........      5,554      1,590          --
         Other...................................       (751)      (314)        926
     Changes in Assets and Liabilities:
         Trade receivables (net).................     (6,203)     2,793     (87,063)
         Inventories.............................      3,786     (3,747)    (81,385)
         Income taxes payable....................         --         --       6,823
         Other current assets....................       (694)    (1,135)     (1,278)
         Accounts payable........................      1,696        161      87,554
         Accrued liabilities.....................      6,333     (3,516)     32,808
                                                   ---------   --------   ---------
             Net cash provided from (used in)
               operating activities..............      1,331      5,311     (26,990)
                                                   ---------   --------   ---------
 Cash Flows from Investing Activities:
     Purchase of equipment and leasehold
       improvements..............................     (6,567)    (7,083)    (45,232)
     Purchase of temporary investments...........         --     (8,825)     (2,090)
     Sale of temporary investments...............         --      5,893       5,022
     Prepayment of royalties.....................     (1,000)        --          --
     Proceeds from sale of property held for
       resale....................................      4,461         --          --
     Proceeds from sale of research and
       development assets........................         --      2,792          --
     Net (increase) decrease in other assets.....        343        (10)       (205)
                                                   ---------   --------   ---------
             Net cash used in investing
               activities........................     (2,763)    (7,233)    (42,505)
                                                   ---------   --------   ---------
 Cash Flows from Financing Activities:
     Proceeds from sales of Common Stock.........        402        256       2,028
     Proceeds from issuance of notes payable.....         --         --     259,667
     Payments on notes payable and capitalized
       lease obligations.........................        (11)        --    (209,748)
     Tax benefit from early dispositions of
       employee stock............................        214         28         860
     Redemption of Preferred Stock...............         (2)        --         (30)
     Purchase of treasury stock..................         --       (305)         --
     Utilization of treasury stock for Stock
       Purchase Plan.............................         20         --          --
     Payment of dividends on Preferred Stock.....        (78)        --          --
     Proceeds from notes receivable from
       stockholders..............................         --         --         880
                                                   ---------   --------   ---------
             Net cash provided from (used in)
               financing activities..............        545        (21)     53,657
                                                   ---------   --------   ---------
 Net Change in Cash and Cash Equivalents.........       (887)    (1,943)    (15,838)
 Cash and Cash Equivalents at Beginning of the
 Year............................................     19,691     18,804      16,861
                                                   ---------   --------   ---------
 Cash and Cash Equivalents at End of the Year....  $  18,804   $ 16,861   $   1,023
                                                   ---------   --------   ---------
                                                   ---------   --------   ---------
 Supplemental Schedule of Non-Cash Investing and
     Financing Activities:
     Net receivable (payable) associated with
       revaluation of forward exchange
       contracts.................................  $      49   $   (111)  $  (1,113)
                                                   ---------   --------   ---------
                                                   ---------   --------   ---------
     Sale of Common Stock for a Note.............  $     597   $     --   $     283
                                                   ---------   --------   ---------
                                                   ---------   --------   ---------
     Conversion of Series A Preferred Stock to
       Common Stock..............................  $      --   $     --   $   1,205
                                                   ---------   --------   ---------
                                                   ---------   --------   ---------
     Machinery and equipment financed under
       capitalized lease obligations.............  $      --   $     --   $   2,535
                                                   ---------   --------   ---------
                                                   ---------   --------   ---------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      IOMEGA CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    The Company designs, manufactures and markets innovative data storage solutions, based on removable-media technology, that help personal computer users "manage their stuff." The Company's data storage solutions include disk drives marketed under the tradenames Zip and Jaz, a family of tape drives marketed under the tradename Ditto, and a line of removable drives marketed under the tradename Bernoulli. Retail outlets for the Company's products include mail order catalogs, computer superstores, office supply superstores and speciality computer stores. The Company sells its products to retail channels directly as well as indirectly through distributors. The Company's products are sold at the retail level by most of the leading retailers of computer products in the United States. In addition to sales through these retail channels, the Company has entered into a number of strategic marketing alliances with a variety of companies within the computer industry. These alliances include OEM arrangements providing for certain of the Company's products to be incorporated in new computer systems at the time of purchase.

    The Company's business has grown significantly in the past year, with sales increasing from $141.4 million in 1994 to $326.2 million in 1995. This business growth has resulted in substantial increases in accounts receivable and inventories. Increases in these working capital components have resulted in a significant decline in the Company's liquidity. The Company expects that proceeds from an anticipated note offering, together with current sources of financing available to the Company, will be sufficient to fund the Company's operations through at least June 30, 1996. Thereafter, the Company anticipates that it will require additional funds to finance its operations.

    SOURCES OF SUPPLY

    Many components incorporated in, or used in the manufacture of, the Company's products are currently only available from sole source suppliers. The Company purchases all of its sole source and limited source components and equipment pursuant to purchase orders placed from time to time and has no guaranteed supply arrangements. Supply shortages resulting from a change in suppliers could cause a delay in manufacturing and a possible loss of sales, which would have an adverse effect on operating results.

    MANUFACTURING RELATIONSHIPS

    The Company uses independent parties to manufacture for the Company, on a contract basis, a substantial portion of the Company's products. The Company's manufacturing relationships are generally not covered by binding contracts and may be subject to unilateral termination by the Company's manufacturing partners. Shortages resulting from a change in manufacturing partners could cause a delay in manufacturing and a possible loss of sales, which would have an adverse affect on operating results.

    PERVASIVENESS OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all material intercompany accounts and transactions.

    REVENUE RECOGNITION

    Revenue is recognized when units are shipped to customers. However, revenue recognition is deferred on shipments to customers with right of return privileges whose inventory is in excess of estimated normal customers' inventory requirements. The gross margin associated with deferral of sales in excess of estimated

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) normal customers' inventory requirements totaled $1,494,000, $1,947,000 and $3,207,000 at December 31, 1993, 1994 and 1995, respectively, and is included in deferred revenue in the accompanying consolidated balance sheets.

    In addition, the Company records reserves at the time of shipment for estimated volume rebates and price protection credits to be issued to customers. These reserves totalled $169,000 and $1,633,000 at December 31, 1994 and 1995, respectively, and are netted against accounts receivable in the accompanying consolidated balance sheets.

    PRICE PROTECTION

    The Company has agreements with certain of its customers which, in the event of a price decrease, allow those customers (subject to certain limitations) credit equal to the difference between the price originally paid and the reduced price on units in the customers' inventories at the date of the price decrease. When a price decrease is anticipated, the Company establishes reserves for amounts estimated to be reimbursed to the qualifying customers.

    INVENTORIES

    Inventories include direct materials, direct labor, and manufacturing overhead costs and are recorded at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1994     1995
                                                              -------  -------
    Raw materials...........................................  $ 7,524  $89,030
    Work-in-process.........................................    4,839    5,680
    Finished goods..........................................    4,955    3,993
                                                              -------  -------
                                                              $17,318  $98,703
                                                              -------  -------
                                                              -------  -------

    EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    When property is retired or otherwise disposed of, the book value of the property is removed from the asset and related accumulated depreciation and amortization accounts, and the net gain or loss is included in the determination of net income. Depreciation is provided based on the straight-line method over the following estimated useful lives of the property.

    Machinery and equipment....................................  2 - 5 years
    Leasehold improvements.....................................      5 years
    Furniture and fixtures.....................................     10 years

    The Company has certain specialized manufacturing equipment used in its operations.

    PRODUCT DEVELOPMENT

    Product research and development costs are expensed as incurred.

    ADVERTISING

    The Company expenses the cost of advertising the first time the advertising takes place, except cooperative advertising with customers, which is accrued at the time of sale. For the years ended December 31, 1993, 1994 and 1995, advertising expenses totaled approximately $5,574,000, $6,348,000 and $10,612,000, respectively.

    BANK OVERDRAFT

    The bank overdraft represents those checks which have been disbursed to vendors but have not been presented to the bank for clearance. Upon presentment to the bank, the bank overdraft will be funded by the revolving line of credit, thereby reducing the availability under the line. (See Note 5.)

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    WARRANTY COSTS

    A one-year limited warranty is generally provided on the Company's Zip and Jaz drives. Zip and Jaz disks carry a limited lifetime warranty. A two to five-year limited warranty is generally provided on Bernoulli disk drives and disk drive subsystems. A two to five-year limited warranty is generally provided on the tape drives and tape media.

    NET INCOME (LOSS) PER COMMON SHARE

    Net income (loss) per common share is based on the weighted average number of shares of Common Stock and dilutive common stock equivalent shares outstanding during the year. Common stock equivalent shares consist primarily of stock options and convertible preferred stock that have a dilutive effect when applying the treasury stock method. In periods where losses are recorded, common stock equivalents would decrease the loss per share and are therefore not added to weighted average shares outstanding. The outstanding shares and earnings per share have been restated for all periods presented to reflect the impact of the stock splits described in Note 2.

    FOREIGN CURRENCY TRANSLATION

    For purposes of consolidating foreign operations, the Company has determined the functional currency for its foreign operations is the U.S. dollar. Therefore, translation gains and losses are included in the determination of income.

    INCOME TAXES

    The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled.

    General business tax credits are accounted for using the "liability" method, which reduces Federal income tax expense in the year in which these credits are generated.

    CASH EQUIVALENTS AND TEMPORARY INVESTMENTS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three or fewer months to be cash equivalents. Instruments with maturities in excess of three months are classified as temporary investments. At December 31, 1994, all temporary investments had maturities of less than six months. Cash equivalents and temporary investments primarily consist of certificates of deposit, investments in money market mutual funds, commercial paper and bankers' acceptances and are recorded at cost which approximates market.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.

    RECLASSIFICATIONS

    Certain reclassifications have been made in prior periods' consolidated financial statements to conform to the current presentation.

(2) STOCK SPLITS
    On October 27, 1994, the Company's Board of Directors declared a 5-for-4 stock split which was effected in the form of a 25% Common Stock dividend paid on November 23, 1994 to stockholders of record at the close of business on November 9, 1994. The Company paid cash in lieu of issuing fractional shares. The transaction has been accounted for as a stock split. Of the shares of Common Stock distributed by the Company in connection with the November 1994 stock split, approximately 9,051,000 were treasury shares and the remainder were

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) STOCK SPLITS (CONTINUED)
authorized but unissued shares. The cost of the treasury shares and authorized but unissued shares were recorded as a reduction in additional paid-in capital. All earnings per share and outstanding shares have been retroactively restated in the financial statements for all periods presented.

    In December 1995, the Board of Directors approved a 3-for-1 Common Stock split, to be effected in the form of a 200% Common Stock dividend, subject to stockholder approval of an increase in the authorized Common Stock to 150,000,000 shares at $.03 1/3 par value per share. On January 26, 1996, the stockholders approved the charter amendment to increase the authorized Common Stock. The stock dividend will be paid on or about January 31, 1996 to stockholders of record at the close of business on January 15, 1996. This stock split has been retroactively reflected in the accompanying consolidated financial statements.

    In connection with each stock split, proportional adjustments were made to outstanding stock options and other outstanding obligations of the Company to issue shares of Common Stock.

(3) INCOME TAXES
    Income (loss) before income taxes and cumulative effect of accounting change consisted of the following:

    December 31,                                1993        1994       1995
                                              ---------   --------   --------
                                                      (IN THOUSANDS)
    U.S.....................................  $  (7,338)  $    208   $ 10,761
    Non-U.S.................................     (9,318)      (182)       878
                                              ---------   --------   --------
                                              $ (16,656)  $     26   $ 11,639
                                              ---------   --------   --------
                                              ---------   --------   --------

    The income tax provision consists of the following:

    December 31,                                1993        1994       1995
                                              ---------   --------   --------
                                                      (IN THOUSANDS)
    Current Income Taxes:
      Federal...............................  $    (164)  $  1,217   $ (4,158)
      State.................................        (22)       208       (805)
      Foreign...............................         --         --       (156)
                                              ---------   --------   --------
                                                   (186)     1,425     (5,119)
                                              ---------   --------   --------
    Deferred Taxes:
      Federal...............................      5,989         (6)       189
      State.................................      1,497         --         47
      Change in Valuation Allowance.........     (7,506)    (3,327)     1,747
                                              ---------   --------   --------
                                                    (20)    (3,333)     1,983
                                              ---------   --------   --------
    Provision for Income Taxes..............  $    (206)  $ (1,908)  $ (3,136)
                                              ---------   --------   --------
                                              ---------   --------   --------

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). In accordance with the provisions of SFAS No. 109, the Company recognized the cumulative effect of this accounting change totaling $2.3 million in the consolidated statement of operations for the year ended December 31, 1993.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1994           1995
                                                              ------------   ------------
Deferred tax assets:
  Accounts receivable reserves..............................    $    482       $  1,158
  Inventory reserves........................................         940          2,378
  Fixed asset reserves......................................          36             64
  Accrued expense reserves..................................       4,596          7,188
  Unrealized foreign currency loss..........................          --            438
  Inventory unicap adjustment...............................         160            375
  Foreign net operating loss carryover......................       1,493          1,921
  Tax credit carryover......................................       5,365          1,273
  Intercompany profit in inventory..........................          86             84
  Other.....................................................          45             30
                                                              ------------   ------------
Total deferred tax assets...................................      13,203         14,909
Valuation allowance.........................................     (12,585)       (11,341)
                                                              ------------   ------------
Deferred tax asset net of valuation allowance...............         618          3,568
Deferred tax liabilities:
  Accelerated depreciation..................................        (141)          (270)
                                                              ------------   ------------
Net deferred tax assets.....................................    $    477       $  3,298
                                                              ------------   ------------
                                                              ------------   ------------

    Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax asset such that a valuation allowance has been recorded. Such factors include lack of cumulative operating profits in the previous three years, recent increases in expense levels to support the Company's growth, and the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology. Accordingly, the deferred tax assets have been reduced by a $11.3 million valuation allowance at December 31, 1995. This allowance has been established for the foreign net operating loss carryforward and temporary differences which are not expected to be realized through an income tax loss carryback to a prior period.

    Although the realization of the net deferred tax assets are not assured, management believes that it is more likely than not that all of the net deferred tax assets will be realized. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term based on changing conditions.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) INCOME TAXES (CONTINUED)
    The differences between the provision for income taxes at the U.S. statutory rate and the effective rate, are summarized as follows (in thousands):

    December 31,                                  1993       1994       1995
                                                --------   --------   --------
    Benefit (provision) at U.S. statutory
     rate.....................................  $  5,663   $     (9)  $ (3,957)
    Utilization of tax credits................       947          4         --
    Change in transfer price..................        --      1,400         --
    Non-Deductible items......................        21         --        (95)
    State income taxes........................       669        (22)      (596)
    (Increase) decrease in deferred asset
     valuation allowance......................    (7,506)    (3,327)     1,747
    Foreign income taxes......................        --         --       (156)
    Other.....................................        --         46        (79)
                                                --------   --------   --------
    Provision for income taxes................  $   (206)  $ (1,908)  $ (3,136)
                                                --------   --------   --------
                                                --------   --------   --------

    Cash paid for income taxes was $1,322,000 in 1993, $94,000 in 1994, and $71,000 in 1995. The Company received cash refunds of $2,247,000 in 1994 and $1,592,000 in 1995.

    For income tax purposes, the Company has approximately $5,056,000 in foreign net operating loss carryforwards and $1,273,000 of tax credit carryforwards. The tax credit carryforwards will begin expiring in 2008.

(4) COMMITMENTS AND CONTINGENCIES

    LITIGATION

    The Company is involved in lawsuits and claims generally incidental to its business. It is the opinion of management, after discussions with legal counsel, that the ultimate dispositions of these lawsuits and claims will not have a material adverse effect on the Company's financial statements.

    LEASE COMMITMENTS

    The Company conducts its operations from leased facilities and leases certain equipment used in its operations. Aggregate lease commitments under non-cancelable operating leases in effect at December 31, 1995 are as follows (in thousands):

                                                                     LEASE
    YEARS ENDING DECEMBER 31,                                     COMMITMENTS
    ------------------------------------------------------------  -----------
    1996........................................................    $ 3,063
    1997........................................................      2,456
    1998........................................................      2,108
    1999........................................................      1,683
    2000........................................................      1,289
    Thereafter..................................................         97
                                                                  -----------
                                                                    $10,696
                                                                  -----------
                                                                  -----------

    Total rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $2,336,000, $1,989,000 and $1,981,000, respectively.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The following is a schedule of future minimum lease payments under capital leases together with the present value of net minimum lease payments at December 31, 1995 (in thousands):

                                                              FUTURE MINIMUM
    YEARS ENDING DECEMBER 31,                                 LEASE PAYMENTS
    --------------------------------------------------------  --------------
    1996....................................................      $  973
    1997....................................................         973
    1998....................................................         640
                                                                  ------
    Total net minimum lease payments........................       2,586
    Less amount representing interest.......................        (323)
                                                                  ------
    Present value of net minimum lease payments.............       2,263
    Less: current portion...................................        (782)
                                                                  ------
                                                                  $1,481
                                                                  ------
                                                                  ------

    BONUS PLAN

    The Company has adopted a bonus plan that provides for bonus payments to officers and key employees. The payment of the 1995 bonuses was contingent upon the Company and the employees achieving certain objectives. At December 31, 1995, the Company has accrued $3,000,000 for management bonuses which will be paid in March 1996 or after the First Security Bank Loan Agreement is paid in full (see Note 13). At December 31, 1994, approximately $1,400,000 was accrued for management bonuses, the majority of which was paid in February and March of 1995.

    EXECUTIVE COMPENSATION AGREEMENT

    In 1995, the Company adopted a bonus plan for the Chief Executive Officer that provides for bonus payments of cash and up to 60,000 shares of stock, subject to a three year vesting, contingent upon the achievement of certain objectives. At December 31, 1995, the cash payment is fully accrued. In January 1996, the Compensation Committee approved the issuance of the full 60,000 shares of stock. The shares will be issued at a cost equal to par value.

    PROFIT SHARING PLAN

    In 1991, the Company adopted a profit sharing plan that provided for payments to all eligible employees of their share of a pool that equaled 6.0% of the Company's annual income before income taxes. In 1994, the plan was amended to 5.0% of the Company's annual income before income taxes. Employees must complete one year of continuous employment to be eligible. Employees receive a share of the profit sharing pool based upon their annual salary as a ratio to total annual salaries of all eligible employees. The Company has accrued approximately $600,000 for the 1995 profit sharing plan, which will be paid in January 1996. There were no profit sharing payments for fiscal 1993 and 1994.

    FOREIGN EXCHANGE CONTRACTS

    The Company has commitments to sell foreign currencies relating to forward exchange contracts in order to hedge against future currency fluctuations. In addition, the Company purchases components denominated in Yen and has purchased forward contracts to buy Yen.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The outstanding forward exchange sale and purchase contracts at December 31, 1995 are as follows. The contracts mature in January and February 1996.

                                                         CONTRACTED
                                                           FORWARD
                              AMOUNT        CURRENCY        RATE
                          ---------------   --------   ---------------
    French Franc........        1,939,000   FRF                  5.169
    Spanish Peseta......       64,524,000   ESP                 134.45
    Italian Lira........      363,000,000   ITL                 1692.0
    Japanese Yen........   (1,109,678,923)  YEN         100.60 - 101.0

    Gains and losses on foreign currency contracts intended to be used to hedge operating requirements are reported currently in income. Gains and losses on foreign currency contracts intended to meet firm commitments are deferred and are recognized as part of the cost of the underlying transaction being hedged. At December 31, 1994 and 1995, all of the Company's foreign currency contracts are being used to hedge operating requirements. The Company's theoretical risk in these transactions is the cost of replacing, at current market rates, these contracts in the event of default by the counterparty.

(5) NOTES PAYABLE

    LINE OF CREDIT

    On July 5, 1995, the Company entered into a loan agreement with the Commercial Finance Division of Wells Fargo Bank, N.A. The agreement permits revolving loans, term loans and letters of credit up to an aggregate outstanding principal amount equal to the lesser of $60 million or 80% of eligible accounts receivable, with a 10% overadvance provision through April 12, 1996. Amounts outstanding are collateralized by accounts receivable and equipment. The revolving credit line bears interest at the bank's prime rate plus 1% and the term loans bear interest at the bank's prime rate plus 1.25%. The Company has segregated $25 million of the revolving line into a 60 day LIBOR loan to achieve a lower interest rate. Total availability under the Wells Fargo agreement at December 31, 1995 was $56.1 million, of which $36.8 million (exclusive of bank overdrafts of $11.8 million) had been drawn. See Note 1. The agreement expires June 30, 1996. Among other restrictions, covenants within the agreement require the Company to maintain minimum levels of working capital and net worth. The weighted average outstanding balance was $23,327,000 during 1995. The maximum amount outstanding during 1995 was $38,184,000. The weighted average interest rate was 10.6% for the year ended December 31, 1995.

    Loss of Wells Fargo Bank as a lender would require the Company to find an alternative source of funding, which could have a material adverse affect on business and financial results.

    OTHER TERM NOTES

    During 1995, the Company has entered into term notes with financial institutions. The proceeds from these notes were used to purchase manufacturing equipment. The term notes have 36-month terms which mature at various dates from November 1998 to January 1999. Principal and interest payments are payable monthly. Interest rates are fixed and range from 8.89% to 9.11%. The notes are secured by the equipment purchased. The term notes require the Company to maintain minimum levels of working capital, net worth, and quarterly operating income.

    FINANCING OF EUROPEAN ACCOUNTS RECEIVABLE

    In November 1995, a foreign subsidiary of the Company entered into an agreement with a German commercial bank for up to DM 50 million (approximately $35 million) which involves the sale of a portion of the foreign subsidiary's accounts receivable to the bank. The agreement expires in November 1996. Such sales of receivables are limited to 90% of eligible accounts receivable subject to certain credit limits. The Company has retained the bad debt risk on the receivables up to DM 1 million per customer. The interest rate varies

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) NOTES PAYABLE (CONTINUED)
depending on the currency and ranges from 7.75% to 15% at December 31, 1995. The loan is denominated in several different European currencies and is dependent on the underlying receivable. The weighted average interest rate was 11% for the year ended December 31, 1995. During 1995, the Company received a total of $17,849,000 in proceeds under the arrangement. At December 31, 1995, $9.8 million was outstanding and is included in notes payable in the accompanying December 31, 1995 consolidated balance sheet.

    The following table summarizes the notes payable outstanding at December 31, 1995 (in thousands):

    LIBOR loan
     (8.875% fixed interest rate)...............................  $  25,000
    Revolving credit line
     (9.5% interest rate at 12/31/95)...........................      8,241
    Term loan
     (9.75% interest rate at 12/31/95)..........................      3,612
    Other term notes............................................      3,537
    European agreement..........................................      9,801
                                                                  ---------
                                                                     50,191
    Less: Current portion.......................................    (47,640)
                                                                  ---------
                                                                  $   2,551
                                                                  ---------
                                                                  ---------

    Maturities of notes payable by year are as follows (in thousands):

    YEARS ENDING DECEMBER 31,
    --------------------------------------------------------------
    1996..........................................................  $47,640
    1997..........................................................    1,119
    1998..........................................................    1,187
    1999..........................................................      245
                                                                    -------
                                                                    $50,191
                                                                    -------
                                                                    -------

    Cash paid for interest was $970,000 in 1995, including interest on capital leases. There was no outstanding debt in 1993 and 1994. Included in interest expense for 1995 was $267,000 of amortization of deferred charges associated with obtaining the debt.

(6) PREFERRED STOCK
    The Company has authorized the issuance of up to 5,000,000 shares of Preferred Stock, $.01 par value per share. The Company's Board of Directors has the authority, without further shareholder approval, to issue Preferred Stock in one or more series and to fix the rights and preferences thereof. As of December 31, 1995, 250,000 shares were designated as Series C Junior Participating Preferred Stock and the remaining 4,750,000 shares were undesignated.

    SERIES A CONVERTIBLE PREFERRED STOCK

    During  1987, in connection  with the settlement  of litigation, the Company
designated  1,200,000  shares  of  Preferred   Stock  as  Redeemable  Series   A
Convertible Preferred Stock. These shares were issued in 1989.

    Effective June 16, 1995, the Company exercised its right to require the conversion of all outstanding Series A Stock into the Company's Common Stock pursuant to the original conversion terms. Upon conversion, 318,600 shares of Common Stock were issued to the Series A Stock shareholders. Any fractional shares were paid with cash in lieu of stock.

    Common shares issued on conversion of the Series A Stock shares were recorded at the net carrying value of the Series A Convertible Preferred Stock, plus accrued dividends.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) PREFERRED STOCK (CONTINUED)
    SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

    In July 1989, the Company designated 250,000 shares of Preferred Stock as Series C Junior Participating Preferred Stock in connection with its Shareholder Rights Plan (see Note 7). Each share of Series C Junior Participating Preferred Stock (Series C Stock) will: (1) have a liquidation preference of $375 per share; (2) have rights to dividends, subject to the rights of any series of Preferred Stock ranking prior and superior to the Series C Stock, when and if declared by the Board of Directors; (3) not be redeemable; and (4) have voting rights which entitle the holder to 375 votes per share.

(7) PREFERRED STOCK PURCHASE RIGHTS
    In July 1989, the Company adopted a Shareholder Rights Plan and declared a dividend of four-fifteenths of one preferred stock purchase right for each outstanding share of Common Stock. Under certain conditions, each right may be exercised to purchase one one-hundredth of a share of Series C Stock at an exercise price of $15. The rights will be exercisable only if a person or group has acquired beneficial ownership of 20% or more of the Common Stock or announced a tender or exchange offer that would result in such a person or group owning 30% or more of the Common Stock. The Company generally will be entitled to redeem the rights at $.01 per right at any time until the tenth day following public announcement that a 20% stock position has been acquired and in certain other circumstances.

    If any person or group becomes a beneficial owner of 25% or more of the Common Stock (except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside members of the Board of Directors) or if a 20% stockholder consolidates or merges into or engages in certain self-dealing transactions with the Company, each right not owned by a 20% stockholder will enable its holder to purchase such number of shares of Common Stock as is equal to the exercise price of the right divided by one-half of the current market price of the Common Stock on the date of the occurrence of the event. In addition, if the Company engages in a merger or other business combination with another person or group in which it is not the surviving corporation or in connection with which its Common Stock is changed or converted, or if the Company sells or transfers 50% or more of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase such number of shares of Common Stock of such other person as is equal to the exercise price of the right divided by one-half of the current market price of such Common Stock on the date of the occurrence of the event.

(8) STOCK OPTIONS

    STOCK OPTION PLANS

    The Company has a 1981 Stock Option Plan (the "1981 Option Plan") and a 1987 Stock Option Plan (the "1987 Option Plan"). The 1981 Option Plan has expired and no further options may be granted under this plan; however, outstanding options previously granted under this plan remain in effect. Both plans permit the granting of incentive and nonstatutory stock options. The plans cover an aggregate of 20,625,000 shares of Common Stock. The exercise price of options granted under the 1987 Option Plan may not be less than 100% of the fair market value of the Common Stock at the date of grant in the case of incentive stock options, and may not be less than 25% of the fair market value of the Common Stock at the date of grant in the case of nonstatutory stock options.

    Options under both plans must be exercised within ten years from the date of grant in the case of incentive stock options and within ten years and one month from the date of grant in the case of nonstatutory stock options, or sooner if so specified within the option agreement. At December 31, 1995, the Company had reserved an aggregate of 11,134,590 shares for issuance upon exercise of options granted or to be granted under these plans.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) STOCK OPTIONS (CONTINUED)
    The following table presents the aggregate options granted, forfeited, and exercised under the 1981 and 1987 Option Plans for the years ended December 31, 1993, 1994 and 1995 at their respective exercise price ranges. All options and option prices have been restated for the stock splits (see Note 2).

                                                 NUMBER OF    OPTION PRICE
                                                  OPTIONS       PER SHARE
                                                 ----------  ---------------
    Options outstanding at December 31, 1992...   8,934,153  $0.11 to $2.92
    Granted....................................     305,034  $0.70 to $1.90
    Exercised..................................  (1,816,110) $0.11 to $1.00
    Forfeited..................................    (373,908) $0.27 to $2.90
                                                 ----------
    Options outstanding at December 31, 1993...   7,049,169  $0.27 to $2.92
    Granted....................................   2,204,625  $0.60 to $1.06
    Exercised..................................    (474,141) $0.27 to $0.80
    Forfeited..................................  (1,418,391) $0.41 to $2.92
                                                 ----------
    Options outstanding at December 31, 1994...   7,361,262  $0.27 to $2.92
    Granted....................................   1,000,800  $1.13 to $14.21
    Exercised..................................  (2,473,053) $0.27 to $2.92
    Forfeited..................................     (57,032) $0.42 to $2.10
                                                 ----------
    Options outstanding at December 31, 1995...   5,831,977  $0.27 to $14.21
                                                 ----------
                                                 ----------

    Options   to  purchase  5,660,850,  4,886,061   and  4,754,094  shares  were
exercisable at December 31, 1993, 1994 and 1995, respectively.

    Options to purchase 5,302,613 shares were reserved for future grant at December 31, 1995.

    DIRECTOR STOCK OPTION PLANS

    The 1987 Director Stock Option Plan (the "Director Plan") covered 750,000 shares of Common Stock. The Director Plan provided for the grant to each non-employee director of the Company, on his initial election as a director, an option to purchase 93,750 shares of Common Stock. The exercise price per share of the option is equal to the fair market value of the Company's Common Stock on the date of grant of the option. Options become exercisable in five equal annual installments, commencing one year from the date of grant, provided the holder continues to serve as a director of the Company. Any option granted under the Director Plan must be exercised no later than ten years from the date of grant. All options granted under the Director Plan are nonstatutory options. In 1995 the Board adopted, and the stockholders approved, the 1995 Director Stock Option Plan. This Plan covers 600,000 shares of Common Stock and provides for the grant to each non-employee director of the Company, on his initial election as a director, an option to purchase 75,000 shares of Common Stock.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) STOCK OPTIONS (CONTINUED)
    The following table presents the aggregate options granted, forfeited and exercised under the Director Plans for the years ended December 31, 1993, 1994 and 1995, at their respective exercise price ranges. All options and option prices have been restated for the stock splits (see Note 2).

                                                  NUMBER OF    OPTION PRICE
                                                   OPTIONS      PER SHARE
                                                  ---------   --------------
    Options outstanding at December 31, 1992....   412,500    $0.57 to $0.92
    Granted.....................................    93,750    $1.17
    Exercised...................................         0
    Forfeited...................................         0
                                                  ---------
    Options outstanding at December 31, 1993....   506,250    $0.57 to $1.17
    Granted.....................................   187,500    $0.53
    Exercised...................................   (93,750)   $0.57
    Forfeited...................................         0
                                                  ---------
    Options outstanding at December 31, 1994....   600,000    $0.53 to $1.17
    Granted.....................................         0
    Exercised...................................  (225,000)   $0.73 to $0.87
    Forfeited...................................         0
                                                  ---------
    Options outstanding at December 31, 1995....   375,000    $0.53 to $1.17
                                                  ---------
                                                  ---------

    Options to purchase 281,250, 300,000 and 300,000 shares were exercisable at December 31, 1993, 1994 and 1995, respectively.

    Options to purchase 600,000 shares were reserved for future grant at December 31, 1995.

    OTHER STOCK OPTIONS

    In December 1987, the Company granted to each of five of the six members of the Board of Directors an option to purchase 93,750 shares of Common Stock. The exercise price of these options was $0.40 per share in the case of four options, and $0.47 per share in the case of the other option. Each option is exercisable in increments of 18,750 shares per year beginning one year from the date of grant and must be exercised no later than ten years and one month from the date of grant. During 1995, options to purchase 243,750 shares were exercised at $0.40 and $0.47 per share. At December 31, 1994, options for the purchase of 243,750 shares were outstanding and exercisable at $0.40 and $0.47 per share. There were no options outstanding at December 31, 1995.

(9) STOCK PURCHASE PLAN

    1991 STOCK PURCHASE PLAN

    On January 25, 1991, the Company's Board of Directors approved an employee stock purchase plan for 1991, 1992, and 1993. Eligible employees were allowed to purchase Common Stock at market value on the date coincident with the distribution of the semiannual profit sharing payments. The employee will earn a premium equal to 25% of their original purchase on each of the first four anniversaries of purchase provided the employee is still employed by the Company and the shares are still held by the Company. A total of 4,500,000 shares were approved for the three-year plan with 750,000 shares plus the premium of 750,000 shares approved for each year. Employees participating in the profit sharing plan used up to 66 2/3% of their profit sharing payment to purchase stock. As of December 31, 1995, a total of 130,923 shares have been purchased pursuant to this plan and a total of 41,370 of premium shares have been issued under this plan.

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) RETIREMENT PLAN
    The Iomega Retirement and Investment Savings (IRIS) Plan permits eligible employees to make tax deferred investments through payroll deductions. Each year the Company may contribute to the IRIS Plan at the discretion of the Board of Directors, based on the prior year's earnings of the Company. The IRIS Plan is subject to compliance with Section 401(k) of the Internal Revenue Code and the Employee Retirement Income Securities Act of 1974. Under the terms of the IRIS Plan, all employee contributions and certain employer contributions are immediately vested in full. Certain employer matching contributions become vested over five years. The Company contributed approximately $398,000 and $319,000 to the IRIS Plan for the years ended December 31, 1993 and 1994, respectively. The Company has accrued $671,000 for contribution to the IRIS Plan for the year ended December 31, 1995.

(11) OPERATIONS BY GEOGRAPHIC REGION
    The Company has two primary geographic regions: domestic and European. Domestic operations include all U.S. and export operations, primarily Canada and Asia. Domestic export sales for the years ended December 31, 1993, 1994 and 1995 were $7,534,000, $6,133,000 and $18,160,000, respectively. European operations are comprised of a subsidiary in Germany and sales offices located in France, Belgium, the United Kingdom, Spain, Italy, Germany, Ireland and Austria. The sales offices are branches of U.S. subsidiaries. All European sales and substantially all identifiable assets and operating expenses are recorded on the books of the German subsidiary. Export sales from the European operation for the years ended December 31, 1993, 1994 and 1995 were approximately $23,868,000, $29,903,000 and $49,526,000, respectively, primarily to European countries other than Germany. Sales to European countries other than Germany are distributed relatively evenly across countries in which sales offices are located. The characteristics of sales to Germany and all other European countries are similar. The sales offices are compensated through commission agreements. Inventory is transferred from domestic operations to the German subsidiary at an arms-length price as determined by an independent economic study. Following is a summary of the Company's operations by geographic location.

FOR THE YEAR ENDED DECEMBER 31, 1993:

                           DOMESTIC     EUROPEAN    INTERCOMPANY
                          OPERATIONS   OPERATIONS   TRANSACTIONS   CONSOLIDATED
                          ----------   ----------   ------------   ------------
                                             (IN THOUSANDS)
    Net Sales:
      Unaffiliated
       Customers........   $112,961     $ 34,162      $     --       $147,123
      Affiliates........     26,750           --       (26,750)            --
    Cost of Sales.......    (89,984)     (29,997)       27,396        (92,585)
                          ----------   ----------   ------------   ------------
    Gross Margin........     49,727        4,165           646         54,538
                          ----------   ----------   ------------   ------------
    Operating
     Expenses...........     58,454       13,511            --         71,965
                          ----------   ----------   ------------   ------------
    Net Income (Loss)...   $ (4,147)    $(11,024)     $    646       $(14,525)
                          ----------   ----------   ------------   ------------
                          ----------   ----------   ------------   ------------
    Identifiable
     Assets.............   $ 68,004     $ 13,214      $   (129)      $ 81,089
                          ----------   ----------   ------------   ------------
                          ----------   ----------   ------------   ------------
    Capital
     Expenditures.......   $  4,920     $  1,647      $     --       $  6,567
                          ----------   ----------   ------------   ------------
                          ----------   ----------   ------------   ------------

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(11) OPERATIONS BY GEOGRAPHIC REGION (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1994:

                           DOMESTIC     EUROPEAN    INTERCOMPANY
                          OPERATIONS   OPERATIONS   TRANSACTIONS   CONSOLIDATED
                          ----------   ----------   ------------   ------------
                                             (IN THOUSANDS)
    Net Sales:
      Unaffiliated
       Customers........   $ 95,554     $ 45,826      $     --       $141,380
      Affiliates........     26,393           --       (26,393)            --
    Cost of Sales.......    (87,305)     (31,522)       26,374        (92,453)
                          ----------   ----------   ------------   ------------
    Gross Margin........     34,642       14,304           (19)        48,927
                          ----------   ----------   ------------   ------------
    Operating
     Expenses...........     45,049        4,760            --         49,809
                          ----------   ----------   ------------   ------------
    Net Income (Loss)...   $ (9,729)    $  7,866      $    (19)      $ (1,882)
                          ----------   ----------   ------------   ------------
                          ----------   ----------   ------------   ------------
    Identifiable
     Assets.............   $ 61,696     $ 14,228      $    (91)      $ 75,833
                          ----------   ----------   ------------   ------------
                          ----------   ----------   ------------   ------------
    Capital
     Expenditures.......   $  5,894     $  1,189      $     --       $  7,083
                          ----------   ----------   ------------   ------------
                          ----------   ----------   ------------   ------------

FOR THE YEAR ENDED DECEMBER 31, 1995:

                           DOMESTIC     EUROPEAN    INTERCOMPANY
                          OPERATIONS   OPERATIONS   TRANSACTIONS   CONSOLIDATED
                          ----------   ----------   ------------   ------------
                                             (IN THOUSANDS)
    Net Sales:
      Unaffiliated
       Customers........   $241,128     $ 85,097      $     --       $326,225
      Affiliates........     65,644           --       (65,644)            --
    Cost of Sales.......   (229,134)     (72,357)       65,653       (235,838)
                          ----------   ----------   ------------   ------------
    Gross Margin........     77,638       12,740             9         90,387
                          ----------   ----------   ------------   ------------
    Operating
     Expenses...........     66,072       10,693            --         76,765
                          ----------   ----------   ------------   ------------
    Net Income..........   $  8,475     $     19      $      9       $  8,503
                          ----------   ----------   ------------   ------------
                          ----------   ----------   ------------   ------------
    Identifiable
     Assets.............   $226,696     $ 39,473      $     58       $266,227
                          ----------   ----------   ------------   ------------
                          ----------   ----------   ------------   ------------
    Capital
     Expenditures.......   $ 44,223     $  1,009      $     --       $ 45,232
                          ----------   ----------   ------------   ------------
                          ----------   ----------   ------------   ------------

(12) OTHER MATTERS

    SIGNIFICANT CUSTOMERS

    During 1993, sales to Ingram Micro D, Inc. accounted for 14% of the Company's sales. During 1994, sales to Ingram Micro D, Inc. accounted for 11% of the Company's sales. In 1995, no single customer accounted for 10% or more of consolidated sales.

    CONCENTRATION OF CREDIT RISK

    The Company markets its products primarily through computer product distributors and retailers. Accordingly, as the Company grants credit to its customers, a substantial portion of outstanding accounts receivable are due from computer product distributors and certain large retailers. At December 31, 1994, the customers with the ten highest outstanding accounts receivable balances totaled $7.1 million or 34% of the gross accounts receivable. At December 31, 1994, the outstanding accounts receivable balance from one customer was $3.1 million or 15% of gross accounts receivable. At December 31, 1995, the customers with the ten highest

                      IOMEGA CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) OTHER MATTERS (CONTINUED)
outstanding accounts receivable balances totaled $47.1 million or 43% of gross accounts receivable. At December 31, 1995, the outstanding accounts receivable balance from one customer was $15.2 million or 14% of gross accounts receivable. If any one or a group of these customers' receivable balances should be deemed uncollectible, it would have a material adverse effect on the Company's results of operations and financial condition.

    PURCHASES FROM RELATED PARTIES

    The Company purchased inventory items totaling $372,000, $398,000 and $1,130,000 for the years ended December 31, 1993, 1994 and 1995, respectively, from a vendor having a common director with the Company.

    NOTES RECEIVABLE FROM RELATED PARTIES

    In September 1993, the Company loaned an executive officer approximately $679,000 as part of the officer's severance package; a portion of the loan was used by the executive to exercise stock options. This amount of the loan is included in notes receivable from shareholders in the accompanying consolidated balance sheet at December 31, 1994. The Company received a note from the officer which bore interest at an annual rate of 4.5% and was payable in two equal annual installments of $340,000 which were due on or before January 1995 and January 1996. The note was with full recourse and was collateralized by the stock purchased. The loan was paid in full with accrued interest during the first quarter of 1995.

    In January 1995, the Company loaned another executive officer approximately $283,000 as part of the officer's severance package. A portion of the loan was used by the executive to exercise stock options. The Company received a note from the officer which bore interest at an annual rate of 7.75% and was payable in full on or before January 1996. The note was with full recourse and was collateralized by the stock purchased. The loan was paid in full with accrued interest during the second quarter of 1995.

(13) SUBSEQUENT EVENTS

    REVOLVING CREDIT FACILITY

    In January 1996, the Company entered into a $6 million revolving credit facility with First Security Bank of Utah, N.A. The line matures on April 12,
1996 and bears interest at prime plus 2%. Interest is payable monthly and principal is due at maturity. The facility is secured by accounts receivable and inventory subject to a priority lien by Wells Fargo Bank, N.A. In addition, the agreement prohibits the payment of certain bonuses until the facility expires or is paid in full.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS


                                                 PAGE
                                                 ----
Prospectus Summary.............................    3
Risk Factors...................................    6
The Company....................................   13
Use of Proceeds................................   13
Price Range of Common Stock and Dividend
 Policy........................................   14
Capitalization.................................   15
Selected Consolidated Financial Data...........   16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................   17
Business.......................................   25
Management.....................................   39
Principal Stockholders.........................   42
Description of Notes...........................   43
Description of Capital Stock...................   51
Underwriting...................................   53
Legal Matters..................................   54
Experts........................................   54
Available Information..........................   54
Incorporation of Certain Documents by
 Reference.....................................   54
Index to Consolidated Financial Statements.....  F-1


                                  $40,000,000

                                     [LOGO]

                    % CONVERTIBLE SUBORDINATED NOTES DUE 2001

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST

                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee..............................................................  $  34,048
NASD Filing Fee...................................................................     10,374
Nasdaq Listing Fee................................................................     17,500
Blue Sky Fees and Expenses........................................................     15,000
Accounting Fees and Expenses......................................................    100,000
Legal Fees and Expenses...........................................................    300,000
Printing, Engraving and Mailing Expenses..........................................    125,000
Miscellaneous.....................................................................     48,078
                                                                                    ---------
Total.............................................................................  $ 650,000
                                                                                    ---------
                                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Article Sixth of the Company's Restated Certificate of Incorporation and Article Fifth of the Company's By-Laws, each person who is a director or officer of the Company shall be indemnified by the Company to the full extent permitted by Section 145 of the General Corporation Law of Delaware ("Section 145").

    Section 145 provides a detailed statutory framework covering indemnification of directors and officers of liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. This section provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a court determines that, despite such adjudication and in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and
(iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel or the stockholders. The board of directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified for them.

    The Company has entered into indemnification agreements with each of its directors which supplement or clarify the statutory indemnity provisions of
Section 145 in the following respects: (i) the presumption that the director or officer met the applicable standard of conduct is established, (ii) the advancement of litigation expenses is provided upon request if the director or officer agrees to repay them if it is ultimately determined that he is not entitled to indemnification for them, (iii) indemnity is explicitly provided for settlements of derivative actions, (iv) the director or officer is permitted to petition a court to determine whether his actions met the standard required, and
(v) partial indemnification is permitted in the event that the director or officer is not entitled to full indemnification.

    As permitted by Section 145, the Company has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacity as directors or officers and for which they are not indemnified by the Company.

    Under the Underwriting Agreement filed as Exhibit 1 hereto, the Underwriter is obligated, under certain circumstances, to indemnify directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act").


ITEM 16.  EXHIBITS



 EXHIBIT
   NO.                                                   DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   1       Form of Underwriting Agreement
   4.1*    Certificate of Incorporation
   4.2**   By-laws
   4.3***  Rights Agreement between the Company and The First National Bank of Boston, as Rights Agent, dated July
            28, 1989
   4.4     Form of Indenture
   5*      Opinion of Hale and Dorr
  12*      Statement re Computation of Ratios of Earnings to Fixed Charges
  23.1*    Consent of Hale and Dorr (included in Exhibit 5)
  23.2     Consent of Arthur Andersen LLP
  24*      Powers of Attorney
  25*      Statement on Form T-1 of Eligibility and Qualification of Trustee
  27*      Financial Data Schedule
  99*      Schedule of Valuation and Qualifying Accounts (including report of Arthur Andersen LLP)


------------------------

  * Previously filed


 ** Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended July 4, 1993.


*** Incorporated by reference from the Company's Current Report on Form 8-K dated July 28, 1989.


ITEM 17.  UNDERTAKINGS

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Roy and State of Utah on the 7th day of March, 1996.


                                          IOMEGA CORPORATION
                                          By:        /s/ LEONARD C. PURKIS
                                          --------------------------------------
                                             Leonard C. Purkis
                                             Senior Vice President, Finance, and
                                             Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities indicated below on the 7th day of March, 1996.


                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

                                     *
     -------------------------------------------        Chief Executive Officer and Director (principal executive
                    Kim B. Edwards                      officer)

                      /s/ LEONARD C. PURKIS
     -------------------------------------------        Senior Vice President, Finance, and Chief Financial
                  Leonard C. Purkis                     Officer (principal financial and accounting officer)

                                     *
     -------------------------------------------        Chairman of the Board of Directors
                    David J. Dunn

                                     *
     -------------------------------------------        Director
                 Willem H.J. Andersen

                                     *
     -------------------------------------------        Director
                 Robert P. Berkowitz

                                     *
     -------------------------------------------        Director
                   Anthony L. Craig

                                     *
     -------------------------------------------        Director
                   Michael J. Kucha

                                     *
     -------------------------------------------        Director
                    John R. Myers

                                     *
     -------------------------------------------        Director
                  John E. Nolan, Jr.

                                     *
     -------------------------------------------        Director
            The Honorable John E. Sheehan

*By:          /s/ LEONARD C. PURKIS
    --------------------------------------
    Leonard C. Purkis
    Attorney-in-fact